Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

AMONG

GIGCAPITAL, INC.,

KALEYRA S.P.A.,

THE SELLERS IDENTIFIED ON SCHEDULE I

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS REPRESENTATIVE FOR THE SELLERS

FEBRUARY 22, 2019

i

LIST OF SCHEDULES

LIST OF EXHIBITS

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 22, 2019 (the “Agreement Date”) by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Company”), the holders of Company Stock (as such term is defined below) identified on Schedule I to this Agreement (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Company Stockholders (the “Seller Representative”). Buyer, Company and Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Company, directly and indirectly through its Subsidiaries (as defined below), provides mobile messaging services to banks, retail and e-commerce companies and enterprises;

B. The parties hereto desire that the Sellers sell, transfer, assign, convey and deliver to Buyer all of the Company Stock, and that Buyer purchase, acquire and accept the same, upon the terms and subject to the conditions set forth in this Agreement;

C Buyer, Company and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined below) and to prescribe various conditions to the Transactions;

D. As an inducement to Company to enter into this Agreement, concurrently with the consummation of the Transactions, each holder of Founder Shares will enter into a Founder Shares Agreement, substantially in the form of Exhibit A hereto (the “Founder Shares Agreement”).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“2019 Adjusted EBITDA Target” has the meaning set forth in Section 2.6(a)(i).

“2019 Earnout Shares” has the meaning set forth in Section 2.6(a)(i).

“2019 Revenue Target” has the meaning set forth in Section 2.6(a)(i).

“2020 Adjusted EBITDA Target” has the meaning set forth in Section 2.6(a)(ii).

“2020 Earnout Shares” has the meaning set forth in Section 2.6(a)(ii).

“2020 Revenue Target” has the meaning set forth in Section 2.6(a)(ii).

“Accounting Principles” means the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

“Adjusted EBITDA” means of any date of calculation, the consolidated earnings of Buyer and its Subsidiaries (including, for the avoidance of doubt, any Subsidiaries acquired by Buyer or any of its Subsidiaries after the Agreement Date), before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of Buyer and its Subsidiaries (prepared in accordance with GAAP), plus (i) Transaction Expenses, (ii) Buyer Transaction Expenses, (iii) without duplication of clause (i), severance or change of control payments, (iv) any expenses related to company restructuring, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Buyer or any of its Subsidiaries to employees of Buyer or any of its Subsidiaries and (vi) any provision for the write down of assets. For the avoidance of doubt, Adjusted EBITDA for Fiscal Year 2019 shall be calculated on a pro forma basis to include full calendar year 2019 results for Company and each of its Subsidiaries notwithstanding the Company will be a Subsidiary of Buyer for only a portion of 2019.

“Advised Parties” has the meaning set forth in Section 11.15(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction or the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, each Sponsor shall be deemed to be an Affiliate of Buyer prior to the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Transaction” means (a) with respect to Company, (i) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the total number of outstanding shares of Company Stock on such date of acquisition (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving the Company Group pursuant to which the stockholders of Company immediately preceding such transaction, would cease to hold, directly or indirectly, at least 50% of the equity or voting securities of the surviving or resulting entity following such transaction or (ii) any sale or disposition of substantially all of the assets of Company and its Subsidiaries and (b) with respect to Buyer, a transaction (other than the Transactions) concerning a Business Combination.

“Amended Buyer Charter” has the meaning set forth in Section 8.5(a).

“Ancillary Agreements” means the Company Ancillary Agreements and the Buyer Ancillary Agreements.

“Applicable Law” means, collectively, all U.S. or other Company Jurisdiction, or any other country’s, federal, state, provincial, territorial, local, municipal or other subdivision’s laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable Person that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Balance Sheet Date” means June 30, 2018.

“Business Combination” has the meaning given such term in Section 11.1.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Milan, Italy are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article IX, each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement, including the Founder Shares Agreement and the Amended and Restated Registration Rights Agreement.

“Buyer Certificate of Incorporation” means Buyer’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on December 7, 2017.

“Buyer Closing Statement” has the meaning set forth in Section 2.4(b).

“Buyer Common Stock” means Buyer’s common stock, par value US$0.0001 per share.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by Buyer to Company on the Agreement Date arranged in sections corresponding to the numbered and letter sections contained in Article V of this Agreement.

“Buyer Financials” has the meaning set forth in Section 5.7(c).

“Buyer Material Contract” has the meaning set forth in Section 5.15(a).

“Buyer Organizational Documents” means Buyer’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date.

“Buyer Permitted Encumbrances” means (a) Encumbrances for Taxes or assessments and similar governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith (and for which adequate accruals or reserves have been established on the Buyer Financial Statements); (b) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) Encumbrances disclosed on the Buyer Financial Statements; (e) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (f) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; (g) any other Encumbrances which individually or in the aggregate would not materially advesely affect the use of the property or asset subject thereto.

“Buyer Private Right” means one right that was included as part of each Buyer Private Unit entitling the holder thereof to receive one-tenth of a share of Buyer Common Stock upon the consummation by Buyer of an initial Business Combination.

“Buyer Private Units” means the units issued in private placements to the Persons identified in the IPO Prospectus at the time of the consummation of the IPO and thereafter, which units consist of one share of Buyer Common Stock, one Buyer Private Right and three-fourths of one Buyer Private Warrant.

“Buyer Private Warrant” means one whole warrant of a type that was included as part of the Buyer Private Units, entitling the holder thereof to purchase one share of Buyer Common Stock at a purchase price of US$11.50 per share of Buyer Common Stock.

“Buyer Public Right” means one right that was included as part of each Buyer Public Unit entitling the holder thereof to receive one-tenth of a share of Buyer Common Stock upon the consummation by Buyer of an initial Business Combination.

“Buyer Public Unit” means the units issued in the IPO consisting of one share of Buyer Common Stock, one Buyer Public Right and three-fourths of one Buyer Public Warrant.

“Buyer Public Warrants” means one whole warrant of a type that was included as part of the Buyer Public Units, entitling the holder thereof to purchase one share of Buyer Common Stock at a purchase price of US$11.50 per share of Buyer Common Stock.

“Buyer Representative” means a majority of the disinterested independent directors of the Board of Directors of Buyer.

“Buyer Securities” means the Buyer Common Stock, the Buyer Public Units, the Buyer Public Rights, the Buyer Public Warrants, the Buyer Private Units, the Buyer Private Rights, and the Buyer Private Warrants, collectively.

“Buyer Stockholder Approval Matters” has the meaning set forth in Section 8.5(a).

“Buyer Transaction Expenses” means the aggregate fees, costs and expenses incurred by or on behalf of Buyer in connection with the negotiation and execution of this Agreement, any Ancillary Agreement hereto or the consummation of the Transactions, including all fees, costs and expenses of any legal counsel, accounting advisor, Tax advisor, consultant or other third party advisor for services rendered in relation to the Transactions.

“Cash Consideration” means an amount equal to (a) if the Redemption Percentage is equal to or greater than 87.5%, US$0; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, US$3,750,000; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, US$7,500,000; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal 62.50%, US$11,250,000; and (e) if the Redemption Percentage is less than 50.00%, US$15,000,000.

“Closing” means the consummation of the Transactions.

“Closing Cash” means, as of the Reference Time, the aggregate sum of (i) the Company Group’s cash and cash equivalents, wherever held anywhere in the world, term deposits, guaranteed investment certificates and similar readily liquid instruments and deposits in transit (including checks received by the Company Group prior to the Reference Time), but not taking into consideration any issued but uncleared checks, plus (ii) all Transactions Expenses of the Company Group paid as of such time (other than Transaction Compensation Payments), plus (iii) an amount equal to the amount of value-added Taxes with respect to which, prior to the Closing Date, the Company has filed a reimbursement request with the government of Italy that the Parties expect will result in a repayment of such value-added Taxes to the Company within ninety (90) days following the Closing Date.

“Closing Company Group Debt” means all Debt of the Company Group as of the Reference Time.

“Closing Company Group Long-Term Debt” means all Closing Company Group Debt that is due and payable on or after July 1, 2020.

“Closing Company Group Net Debt” means all Closing Company Group Debt, minus Closing Cash.

“Closing Company Group Net Short-Term Debt” means all Closing Company Group Short-Term Debt, minus Closing Cash.

“Closing Company Group Short-Term Debt” means all Company Group Closing Debt that is due and payable prior to July 1, 2020.

“Closing Date” means a time and date on which the Closing shall occur, which shall be the second Business Day after the satisfaction or waiver of the conditions set forth in Article IX, or at such other time, date and location as the Parties agree in writing.

“Closing Share Consideration” means (a) if the Redemption Percentage is equal to or greater than 87.5%, 10,181,819 shares of Buyer Common Stock; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, 9,781,819 shares of Buyer Common Stock; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, 9,381,819 shares of Buyer Common Stock; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%, 8,999,319 shares of Buyer Common Stock; and (e) if the Redemption Percentage is less than 50.00%, 8,616,819 shares of Buyer Common Stock; provided, however, that:

(1) if the Closing Company Group Net Debt is greater than the Maximum Closing Company Group Net Debt, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated in accordance with this definition, shall be reduced by (x) such number of shares of Buyer Common Stock as is equal to the dollar amount by which Closing Company Group Net Debt exceeds the Maximum Closing Company Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; or

(2) if the Closing Company Group Net Debt is less than the Minimum Closing Company Group Closing Net Debt, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated in accordance with this definition, shall be increased by such number of shares of Buyer Common Stock as is equal to (x) the dollar amount by which the Minimum Closing Company Group Net Debt exceeds the Closing Company Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; provided, further, that:

(3) in addition to any adjustment to the Closing Share Consideration to be made pursuant to clauses (1) or (2) above, if Closing Company Group Net Short-Term Debt is greater than $5,000,000, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise adjusted pursuant to clauses (1) or (2) above, shall be reduced by (x) such number of shares of Buyer Common Stock as is equal to the dollar amount by which Closing Company Group Net Short-Term Debt exceeds $5,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10.

“Closing Share Consideration Value” means an amount equal to (a) the Closing Share Consideration multiplied by (b) US$10.

“Closing Transaction Consideration” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Company by an officer or officers of Company at the Closing pursuant to Article IX and each agreement or document (other than this Agreement) that Company or a Seller is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company Group’s consolidated pro forma unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangements” has the meaning set forth in Section 3.16(c).

“Company Business” means the business of Company and its Subsidiaries as presently conducted.

“Company Certificates” has the meaning set forth in Section 2.2.

“Company Charter Documents” has the meaning set forth in Section 3.8(b).

“Company Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by Company to Buyer on the Agreement Date arranged in sections corresponding to the numbered and letter sections contained in Article III of this Agreement.

“Company Financial Statements” means (a) the Company Group’s consolidated pro forma unaudited balance sheet as of June 30, 2018, December 31, 2017 and December 31, 2016; (b) the Company Group’s consolidated pro forma unaudited statement of income for the twelve-months ended June 30, 2018, December 31, 2017 and 2016; (c) the Company Group’s consolidated pro forma unaudited statement of cash flows for the twelve-months ended June 30, 2018 and December 31, 2017.

“Company Group” means Company and its Subsidiaries, taken as a whole, and each individually is sometimes referred to herein as a “Company Group Member”.

“Company Indemnified Person” has the meaning set forth in Section 8.12(a).

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Jurisdiction” means any country where the Company Group conducts the Company Business, including India, Italy, Singapore, the United Arab Emirates and the United States of America.

“Company-Licensed IP Rights” has the meaning set forth in Section 3.12(a).

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11.

“Company Option” means an option to purchase a share of Company Stock issued pursuant to the Company Stock Plan or otherwise.

“Company-Owned IP Rights” has the meaning set forth in Section 3.12(a).

“Company Permitted Encumbrances” means (a) Encumbrances for Taxes or assessments and similar governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Financial Statements); (b) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements and Encumbrances created by others upon properties over which there are easements, rights-of-way, licenses or other rights of user in favor of the leased premises of the Company Group; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) Encumbrances disclosed on the Company Financial Statements; (e) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (f) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; (g) any other Encumbrances which individually or in the aggregate would not materially advesely affect the use of the property or asset subject thereto.

“Company Product or Service” has the meaning set forth in Section 3.12(a).

“Company Stock” means the ordinary shares of Company.

“Company Stock Plan” means the Kaleyra Incentive Plan, as amended from time to time.

“Company Stockholders” means the holders of shares of Company Stock immediately prior to the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 7.5.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“D&O Insurance” has the meaning set forth in Section 8.12(b).

“Deal Communications” has the meaning set forth in Section 11.15(c).

“Debt” means (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price related to the acquisitions of Hook Mobile and Solutions Infini; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other Persons (except for these provided in the Ordinary Course of Business); (e) all liabilities of a Person in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing. For clarity, Debt shall not include any (i) Taxes, (ii) Transaction Expenses (other than Transaction Compensation Payments) or (iii) trade payables, accounts payable and other current liabilities not in the nature of items that are the subject of clauses (a), (c), (d) or (e) of this definition.

“DGCL” means the Delaware General Corporation Law.

“Earnout Shares” has the meaning set forth in Section 2.6(a).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other securities laws of any jurisdiction or other restrictions arising from applicable securities laws of any jurisdiction shall not represent an Encumbrance.

“Enforceability Exceptions” has the meaning set forth in Section 3.3(b).

“Environmental Law” has the meaning set forth in Section 3.19(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 11.9.

“Export Control Laws” means (i) all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the United States.

“Fiscal Year” means the period that commences January 1 and ends December 31 of each calendar year or such other twelve-month period as Buyer designates as its fiscal year.

“Founder Shares Agreement” has the meaning set forth in the Recitals.

“Founder Shares” means certain shares of Buyer Common Stock held by each of the Sponsors, as further described on Exhibit A attached to the Founder Shares Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Permits” has the meaning set forth in Section 3.13(b).

“Holder” has the meaning set forth in Section 2.7(c).

“Hook Mobile” means Buc Mobile, Inc., d/b/a Hook Mobile, a Delaware corporation.

“Independent Expert” means an nationally recognized accounting firm mutually acceptable to the Buyer Representative and the Seller Representative that has not during the prior two years performed work for, directly or indirectly, and is otherwise independent of each of Buyer, Company and the Buyer Representative.

“Intellectual Property” means, collectively, the following subsisting in any jurisdiction through the world: (a) patents, industrial design patents, patent applications, industrial design patent applications, patent rights; (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all goodwill related to the foregoing; (c) Internet domain names, Internet and World Wide Web URLs or addresses; (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and know-how; and (f) software source code and object code and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Interim Period” has the meaning set forth in Section 7.1.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Buyer Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Buyer, dated December 7, 2017, and filed with the SEC on December 11, 2017 (File Nos. 333-221581 and 333-221948).

“IRS” means the U.S. Internal Revenue Service.

“Italian GAAP” means accounting principles generally accepted in Italy.

“Knowledge” means with respect to (i) Company, the knowledge of a particular fact, circumstance, event or other matter of Dario Calogero, Giacomo Dall’Aglio, and Terry Hsiao (collectively, the “Company Group Representatives”) and (ii) with respect to any other Party, the knowledge of a particular fact, circumstance, event or other matter of any of its directors or executive officers (together with the Company Group Representative, the “Knowledge Party Representatives”). Any Knowledge Party Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Knowledge Party Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable internal inquiry. With respect to Intellectual Property, “knowledge” or its variants (i.e., “know,” “known”, etc.) does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Local GAAP” means, with respect to any jurisdiction, accounting principles generally accepted in such jurisdiction.

“Lock-up Period” has the meaning given such term in Section 2.7(a).

“Lock-up Shares” has the meaning given such term in Section 2.7(c).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.3(c).

“Material Adverse Effect” when used in connection with any specified Person(s) means any change, event, effect or occurrence that has had or would be reasonably likely to, individually or in the aggregate, (a) have a material adverse effect upon the financial condition, assets (including intangible assets), liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevent or materially impair or delay the ability of such Person to consummate the Transactions or to perform its obligations under this Agreement or any Ancillary Agreement; provided, however, that for purposes of clause (a) above, any changes, events, effects or occurrences directly or indirectly attributable to, resulting from, relating to or arising out of any of the following (by themselves or when aggregated with any other changes, events, effects or occurrences) shall not be deemed to be, constitute or taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) the effect of any actions taken or not taken by any Company Group Member at the direction or request of Buyer or expressly required by this Agreement; (ii) changes affecting any of the industries in which such Person or any of its Subsidiaries operates or the U.S. or worldwide economy, financial or securities markets or political environment generally; (iii) any change in any Applicable Law, government programs, or any interpretation thereof; (iv) any change in Italian GAAP, GAAP or other applicable accounting standards; (v) the announcement or expected completion of this Agreement or the Transactions; (vi) conditions caused by acts of God, terrorism or war (whether or not declared), sabotage, natural disasters, geological or meteorological events, or other calamity, crisis or geopolitical event occurring after the Agreement Date or any material worsening of such conditions threatened or existing as of the Agreement Date; (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent not included by another exception herein); and (viii) any of the matters listed in the Company Disclosure Schedule or the Buyer Disclosure Schedule; provided further, however, that any change, event, effect or occurrence referred to in clauses (ii), (iv) or (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent that such change, event, effect or occurrence has a disproportionate and adverse effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries primarily conducts its business.

“Materials of Environmental Concern” has the meaning set forth in Section 3.19(b).

“Maximum Closing Company Group Net Debt” means US$19,000,000.

“Minimum Closing Company Group Net Debt” means US$17,000,000.

“Note” means a promissory note substantially in the form attached as Exhibit B hereto.

“Note Principal Amount” means (a) if the Redemption Percentage is equal to or greater than 87.5%, US$15,000,000; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, US$11,250,000; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, US$7,500,000; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%, US$3,750,000; and (e) if the Redemption Percentage is less than 50.00%, US$0.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 3.14(c).

“Offering Share” has the meaning set forth in the Buyer Certificate of Incorporation.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Outside Date” has the meaning set forth in Section 10.2(b).

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Closing Buyer Board” means Buyer’s Board of Directors immediately after the Closing.

“Post-Closing Buyer Directors” means the following Persons: Dario Calogero, Dr. Avi Katz, Neil Miotto, John Mikulsky, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing who is qualified as an independent director under NYSE rules.

“Post-Closing Equity Incentive Plan” has the meaning set forth in Section 2.5(a).

“Prior Company Counsel” has the meaning set forth in Section 11.15(a).

“Privileged Deal Communications” has the meaning set forth in Section 11.15(c).

“Pro forma Adjusted EBITDA” means Company’s pro forma Adjusted EBITDA for 2018, calculated to include full calendar year 2018 results for each of Solutions Infini and Hook Mobile notwithstanding each was only a part of the Company Group for a portion of 2018.

“Pro forma Revenue” means Company’s pro forma Revenue for 2018, calculated to include full calendar year 2018 Revenue for each of Solutions Infini and Hook Mobile notwithstanding that each was only a part of the Company Group for a portion of 2018.

“Proxy Statement” has the meaning set forth in Section 8.5(a).

“Public Certifications” has the meaning given such term in Section 5.7(a).

“Public Distributions” has the meaning given such term in Section 11.1.

“Public Stockholders” has the meaning given such term in Section 11.1.

“Redeemed Share” means an Offering Share (as defined in the Buyer Certificate of Incorporation) that has been redeemed prior to the Reference Time pursuant to the Redemption Rights (as defined in the Buyer Certificate of Incorporation) and Article IX of the Buyer Certificate of Incorporation.

“Redemption Percentage” means, as of the Reference Time, the percentage of the Offering Shares outstanding as of the Agreement Date that have become Redeemed Shares.

“Reference Time” means immediately prior to the Closing on the Closing Date (but without giving effect to the Transactions, including any payments by Buyer hereunder to occur at the Closing).

“Regulation S” has the meaning set forth in Section 4.3(d).

“Released Claims” has the meaning given such term in Section 11.1.

“Required Buyer Stockholder Approval” has the meaning set forth in Section 8.5(b).

“Representative Losses” has the meaning given such term in Section 11.14(c).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Financial Statements” has the meaning set forth in Section 8.5(b).

“Revenue means, with respect to a specific period, the amount of gross revenue that Buyer and its Subsidiaries, on a consolidated basis, receives in exchange for the sale of goods and services during such period (calculated on a pro forma basis to include any Subsidiaries acquired by Buyer or any of its Subsidiaries during such period). For the avoidance of doubt, Revenue for Fiscal Year 2019 shall be calculated on a pro forma basis to include full calendar year 2019 results for the Company and each of its Subsidiaries notwithstanding the Company will be a Subsidiary of Buyer for only a portion of 2019.

“Returns” has the meaning set forth in Section 3.7.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement, registration statement, prospectus or other document filed or required to be filed or furnished with the SEC by such Person under the Securities Act or Exchange Act, together with any amendments, restatements or supplements thereto.

“SEC Reports” has the meaning given such term in Section 5.7(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Solutions Infini” means Solutions Infini Technologies (India) Private Limited, a private limited company incorporated in India and each of its Subsidiaries.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Meeting” has the meaning set forth in Section 8.5(a).

“Sponsors” means each of GigAcquisitions, LLC, a Delaware limited liability company, Cowen Investments II LLC, a Delaware limited liability company, Irwin Silverberg and Jeffrey Bernstein.

“Stockholders Agreement” means the Shareholders Agreement of Company, dated as of December 1, 2017.

“Subsidiary” means with respect to any Person, a corporation, partnership, limited liability company or other business entity in which such Person owns, directly or indirectly, at least a 50% of the total voting power of shares of stock or other equity interests thereof or that is otherwise, directly or indirectly, controlled by such Person.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.8(b).

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, harmonized sales, capital, unemployed occupation, workers’ compensation, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, national health insurance, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind that is in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Total Consideration” has the meaning set forth in Section 2.2.

“Transaction Compensation Payments” means any change of control, severance or transaction bonus payments payable to any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries in connection with the consummation of the Transactions.

“Transaction Expenses” means the aggregate fees, costs and expenses incurred by or on behalf of the Company Group, the Sellers’ Representative or their respective Representatives to the extent incurred in connection with the negotiation and execution of this Agreement, any Ancillary Agreement hereto or the consummation of the Transactions, including (a) all fees, costs and expenses of any legal counsel, accounting advisor, Tax advisor, consultant or other third party advisor for services rendered in relation to the Transactions and (b) Transaction Compensation Payments.

“Transaction Securities” means, collectively, (a) the shares of Buyer Common Stock issued as Closing Share Consideration and (b) the Earnout Shares, to the extent issued to the Company Stockholders under Section 2.6.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” means, with respect to any Transaction Security, (a) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to such Transaction Security, (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Transaction Security, whether any such transaction is to be settled by delivery of such Transaction Securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Trust Account” means the trust account established by Buyer with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2017, as it may be amended, by and between Buyer and Continental Stock Transfer & Trust Company, in its capacity as trustee, as well as any other agreements entered into related to or governing the Trust Account.

ARTICLE II

THE TRANSACTIONS

2.1 Sale and Purchase of Company Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and accept from the Sellers, and each Seller shall sell, transfer, assign and convey to Buyer, the number of shares of Company Stock set forth opposite such Seller’s name on Schedule I, free and clear of all Encumbrances, such that all of the issued and outstanding shares of Company Stock at the Closing shall be sold to and purchased by Buyer.

2.2 Closing Transaction Consideration. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders at the Closing for the purchase by Buyer of the Company Stock (the “Closing Transaction Consideration”) shall consist of an amount equal to (i) the Cash Consideration, plus (ii) the Closing Share Consideration Value, plus (iii) the Note Principal Amount, with each Company Stockholder being entitled to receive such type and amount of the Closing Transaction Consideration as set forth next to such Company Stockholder’s name on Schedule II, without interest, upon surrender of their stock certificates representing Company Stock (the “Company Certificates”) (or a Lost Certificate Affidavit). Additionally, the Company Stockholders will have the contingent right to receive the Earnout Shares (together with the Closing Transaction Consideration, the “Total Consideration”) after the Closing in accordance with, and subject to, Section 2.6. Upon the consummation of the Closing, each Company Stockholder shall cease to have any other rights in and to Company.

2.3 Surrender of Company Stock and Disbursement of Closing Transaction Consideration.

(a) Subject to the provisions of this Section 2.3, at the Closing, Buyer shall:

(i) deliver, or cause to be delivered, to each Company Stockholder receiving a share of the Note Principal Amount, a Note with an initial principal amount equal to such Company’s Stockholder’s share of the Note Principal Amount, in each case, as set forth in Schedule II;

(ii) issue, or cause its transfer agent to issue, to each Company Stockholder, such Company Stockholder’s share of the Closing Share Consideration via book-entry issuance;

(iii) pay to each Company Stockholder receiving the Cash Consideration, such Cash Consideration as set forth in Schedule II via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder at least two (2) Business Days prior to the Closing Date to Company and Buyer; and

(iv) pay to each holder of Closing Company Group Debt that is required to be repaid as result of the consummation of the Transactions the amount reflected in payoff letters that reflect the amounts required in order to pay in full all such Closing Company Group Debt and wire instructions for the account or accounts to which such amounts shall be paid.

(b) If any portion of the Total Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Closing, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company Charter Documents and the Stockholders Agreement, each as in effect immediately prior to the Closing, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person requesting such delivery shall pay to Buyer or Company, as applicable, any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Company and Buyer that such Tax has been paid or is not payable.

(c) At the Closing, each Company Stockholder shall deliver to Buyer the Company Certificate(s) representing such Company Stockholder’s Company Stock. Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Company, the Company Stockholder may instead deliver to Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Buyer and Company (a “Lost Certificate Affidavit”). Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.3(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d) All Closing Transaction Consideration issued or paid to each Company Stockholder in accordance with the terms hereof, together with the right of a Company Stockholder to receive such Company Stockholder’s share of any Earnout Shares, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stockholder’s Company Stock.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Buyer Common Stock will be issued by virtue of the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Buyer Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Buyer Common Stock.

2.4 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, Company shall deliver to Buyer a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (A) Closing Cash, (B) Closing Company Group Debt, (C) Closing Company Group Short Term-Debt, (D) Closing Company Group Long-Term Debt, (E) Closing Company Group Net Debt and (F) Closing Company Group Net Short-Term Debt; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to Buyer at any time prior to 12:01 a.m. New York time on the Closing Date.

(b) Not later than two (2) Business Days prior to the Closing Date, Buyer shall deliver to Company a statement certified by an executive officer of Buyer (the “Buyer Closing Statement”) setting forth (i) the Redemption Percentage and (ii) the Cash Consideration, the Closing Share Consideration, the Earnout Shares, and the Note Principal Amount. If Company updates the Estimated Closing Statement following the delivery of the Buyer Closing Statement, Buyer shall update the Buyer Closing Statement accordingly and deliver an updated Buyer Closing Statement to Company. Following the delivery of the Buyer Closing Statement, if Company has any objection to any amounts included in the Buyer Closing Statement, Buyer and Company shall reasonable cooperate in good faith to resolve any such objections.

(c) Not later than one (1) Business Day prior to the Closing Date, Company shall deliver to Buyer a statement certified by an executive officer of Company setting forth each Company Stockholder’s share of the Closing Transaction Consideration in accordance with Schedule II.

2.5 Issuance of Restricted Stock Units.

(a) Not less than five (5) Business Days prior to the filing with the SEC in preliminary form of the Proxy Statement, the Board of Directors of Buyer shall adopt, subject to approval as part of the Buyer Required

Stockholder Approvals, an equity incentive plan, in form and substance reasonably acceptable to Company, that provides for the issuance of restricted stock units and other forms of equity incentive awards by the Company subject to an aggregate cap on such awards equal to the sum of (i) 12% of the number of shares of Buyer Common Stock on a fully-diluted basis, plus (ii) an annual evergreen for 10 years equal to 5% of the number of shares of Buyer Common Stock outstanding as of the conclusion of Buyer immediately preceding Fiscal Year, plus (iii) a number of shares of Buyer Common Stock equal to the number restricted stock units listed on Schedule IV (the “Post-Closing Equity Incentive Plan”).

(b) Following the Closing, Buyer shall issue under the Post-Closing Equity Incentive Plan to each individual listed on Schedule IV a number of restricted stock units of Buyer set forth next to such individual’s name on Schedule IV, subject to the vesting restrictions and other conditions described on Schedule IV.

(c) Buyer shall take all corporate action necessary to reserve for issuance under the Post-Closing Equity Incentive Plan the aggregate number of restricted stock units set forth on Schedule IV.

2.6 Earnout.

(a) Earnout Payments. After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders shall have the contingent right to receive additional shares of Buyer Common Stock from Buyer based on the performance of Buyer and its Subsidiaries during the Fiscal Year 2019 (the “2019 Earnout Year”) and Fiscal Year 2020 (the “2020 Earnout Year” and together with the 2019 Earnout Year, each an “Earnout Year” and collectively, the “Earnout Period”) as set forth in this Section 2.6(a) (the “Earnout Shares”). The aggregate number of Earnout Shares shall depend upon the Redemption Percentage as set forth in the tables below.

(i) In the event that (A) Revenue for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Revenue multiplied by 1.3 (the “2019 Revenue Target”), and (B) Adjusted EBITDA for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Adjusted EBITDA multiplied by 1.45 (the “2019 Adjusted EBITDA Target”), the aggregate number of Earnout Shares to be issued with respect to the 2019 Earnout Year (hereinafter the “2019 Earnout Shares”) shall equal the following:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2019 Earnout Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

To the extent that the 2019 Adjusted EBITDA Target is satisfied and Revenue for Fiscal Year 2019 is at least 80% of the 2019 Revenue Target but less than the 2019 Revenue Target, then the above-number of aggregate 2019 Earnout Shares shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2019 is below the 2019 Revenue Target (for example, if the 2019 Revenue Target is US$100,000,000, Revenue for Fiscal Year 2019 is US$80,000,000 and the Redemption Percentage is 100%, the 2019 Earnout Shares shall equal 1,227,270 ((x) 1,363,633 multiplied by (y) 90%, rounded up to the nearest whole share)). Each Company Stockholder shall be entitled to receive the portion of the aggregate 2019 Earnout Shares due from Buyer under this Section 2.6(a)(i) as set forth on Schedule III.

(ii) In the event that (A) Revenue for Fiscal Year 2020 is equal to or greater than the product of the Revenue for Fiscal Year 2019 multiplied by 1.3 (the “2020 Revenue Target”), and (B) Adjusted EBITDA for Fiscal Year 2020 is equal to or greater than the product of Adjusted EBITDA for Fiscal Year 2019 multiplied by 1.45 (the “2020 Adjusted EBITDA Target”), the aggregate number of Earnout Shares (hereinafter the “2020 Earnout Shares”) shall equal the following:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2020 Earnout Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

To the extent that the 2020 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2020 is at least 80% of the 2020 Revenue Target but less than the 2020 Revenue Target, then the above-number of aggregate 2020 Earnout Shares shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2020 is below the 2020 Revenue Target (for example, if the 2020 Revenue Target is US$120,000,000, Revenue for Fiscal Year 2020 is US$102,000,000 and the Redemption Percentage is 75.00%, the 2019 Earnout Shares shall equal 1,631,361 ((x) 1,763,633 multiplied by (y) 92.5%, rounded up to the nearest whole share)). Each Company Stockholder shall be entitled to receive the portion of the aggregate 2020 Earnout Shares due from Buyer under this Section 2.6(a)(ii) as set forth on Schedule III.

(iii) If for an Earnout Year, the conditions to the issuance of Earnout Shares as set forth in Section 2.6(a)(i) or Section 2.6(a)(ii), as applicable, are not met, no Earnout Shares shall be issued with respect to such Earnout Year. If for any Earnout Year there is a final determination in accordance with Section 2.6(d) that the Company Stockholders are entitled to receive Earnout Shares for such Earnout Year (or an Acceleration Event), then such Earnout Shares will be due and issuable upon such final determination (or Acceleration Event) and within 10 days thereafter Buyer shall issue and deliver or have its transfer agent issue and deliver to each Company Stockholder (i) certificates for such Company Stockholder’s share of such Earnout Shares, if shares of Buyer Common Stock are represented by certificates or (ii) such Company Stockholder’s share of such Earnout Shares via book-entry issuance.

(b) Earnout Acceleration. In the event that after the Closing and during the Earnout Period, (i) there is a Change of Control, (ii) any liquidation, dissolution or winding up of Buyer (whether voluntary or involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against Buyer, or a receiver is appointed for Buyer or a substantial part of its assets or properties, or (iv) Buyer makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been issued by Buyer (whether or not previously earned and whether or not any Revenue or Adjusted EBITDA targets or thresholds have been achieved) shall be deemed earned and due by Buyer to the Company Stockholders upon such Acceleration Event. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Buyer, immediately after which, either (x) the Board of Directors of Buyer immediately prior to the merger, consolidation, reorganization or similar transaction does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof or (y) the holders of Buyer Common Stock immediately prior to the consummation of such transaction do not directly own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger, consolidation, reorganization or other transaction or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof; (ii) a transaction in which a majority of Buyer’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”) or (iii) the consummation of the sale, lease or transfer of a majority of the assets of Buyer and its Subsidiaries, taken as a whole, to any Person or Group, in each case of clauses (i), (ii) and (iii), where the value of the aggregate consideration (whether in cash, securities and/or other property) received by each holder of Buyer Common Stock with respect to each share of Buyer Common Stock held by such holder equals at least $10.00 per share of Buyer Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations).

(c) Dividends and Distributions. Any dividends or distributions declared with respect to Buyer Common Stock during the Earnout Period shall be set aside and not paid until the 2019 Earnout Shares and 2020 Earnout Shares have been issued to the Company Stockholders or, if either or both the 2019 Earnout Shares and the 2020 Earnout Shares are not earned and issued, then all such dividends or distributions declared during the Earnout Period shall be forfeited.

(d) Earnout Procedures. As soon as practicable (but in any event within 15 days) after the completion of the audited consolidated financial statements of Buyer and its Subsidiaries (prepared in accordance with GAAP and filed with the SEC) for each Earnout Year, Buyer’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Seller Representative a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 2.6 of the Adjusted EBITDA and Revenue for such Earnout Year based on such audited financial statements, and whether the Company Stockholders are entitled to receive any Earnout Shares for such Earnout Year. The Seller Representative will have 30 days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete its review of an Earnout Statement, Buyer and its Subsidiaries will provide the Seller Representative and its Representatives with reasonable access to the books and records of Buyer and its Subsidiaries, their respective finance personnel and any other information that the Seller Representative reasonably requests relating to the determination of Adjusted EBITDA, Revenue or the Earnout Shares issuable for such Earnout Year. The Seller Representative may deliver written notice to the CFO and Buyer on or prior to the 30th day after receipt of an Earnout Statement specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If the Seller Representative fails to deliver such written notice in such 30 day period, the Seller Representative shall have waived its right to contest such Earnout Statement and the calculations set forth therein of the Adjusted EBITDA, Revenue or Earnout Shares for such Earnout Year. If the Seller Representative provides the CFO and Buyer with written notice of any objections to an Earnout Statement in such 30 day period, then the Seller Representative and the Buyer Representative will, for a period of 20 days following the date of delivery of such notice, attempt to resolve the Seller Representative’s objections and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such 20 day period the Seller Representative and the Buyer Representative have not reached an agreement on all the Seller Representative’s objections with respect to the Earnout Statement, then upon the written request of either party, the parties will refer the dispute to the Independent Expert for final resolution in accordance with the procedures set forth in Section 2.6(e). Buyer hereby agrees during the Earnout Period to use its reasonable best efforts to maintain a financial reporting system that enables the parties to calculate the Adjusted EBITDA, Revenue and Earnout Shares for purposes of this Section 2.6.

(e) If a dispute with respect to an Earnout Statement is submitted in accordance with Section 2.6(d) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.6(e). Each of the Seller Representative and the Buyer Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Buyer. The Independent Expert will determine only those issues still in dispute and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Buyer Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Buyer Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. With respect to any disputed item, the Independent Expert’s calculations shall be no greater than the highest amount calculated with respect to such item in the Earnout Statement or by the Seller Representative, as the case may be, and no lower than the lowest amount calculated with respect to such item in the Earnout Statement or by the Seller Representative, as the case may be. Each of the Seller Representative and the Buyer Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.6(e). It is the intent of the parties hereto that the Independent Expert procedures and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Buyer Representative will request that the Independent Expert’s determination be made within 30 days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Buyer Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than manifest error).

(f) Future Operations. Following the Closing, the Buyer and its Subsidiaries, including the Company Group, will be entitled to operate their respective businesses based upon the good faith business requirements of the Buyer and its Subsidiaries. Each of the Buyer and its Subsidiaries, including the Company Group, will be permitted, following the Closing, to make changes at its sole discretion, based upon the good faith business requirements of the Buyer and its Subsidiaries, to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the ability of the Company Stockholders to earn the Earnout Shares; provided, that, (a) Buyer and its Subsidiaries shall use commercially reasonable efforts to maximize Revenue and Adjusted EBITDA in each of the Earnout Years and (b) each of Buyer and its Subsidiaries, including the Company Group, shall not take any actions specifically intended to, or not otherwise motivated by the good faith business requirement of Buyer and its Subsidiaries, to prevent or impede the achievement of Adjusted EBITDA or Revenue necessary to earn the maximum number of Earnout Shares or otherwise frustrate the earning of the Earnout Shares.

(g) Tax Treatment. The parties further agree that the issuance of any Earnout Shares under this Section 2.6, if any, shall be treated by the parties for federal, state and local income tax purposes (whether foreign or domestic) as an adjustment to the consideration paid for the purchase by Buyer of the Company Stock except as otherwise required by a change in applicable Law after the Agreement Date or a final determination within the meaning of Section 1313 of the Code (and any similar state, local or non-U.S. final determination).

2.7 Lock-Up Period; Stop-Transfer Notices.

(a) Lock-Up Agreement. Each Seller agrees that such Seller shall not Transfer any Buyer Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Buyer Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date or (y) Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property (the “Lock-up Period”). For clarity, no restrictions under this Section 2.7(a) shall apply to any Earnout Shares issued after the expiration of the Lock-Up Period.

(b) Permitted Transfers. Notwithstanding the foregoing, during the Lock-up Period, Transfers of Transaction Securities are permitted to be made (a) in the case of an entity, as a distribution to its partners, stockholders or members; (b) in the case of an individual, by a bona fide gift to one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, for estate planning purposes; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that in each case of clauses (a) through (d), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in this Section 2.7 to the extent and for the duration that such terms remain in effect at the time of the Transfer.

(c) Stop-Transfer Notice. Each holder of Buyer Common Stock, inclusive of any Person to whom shares of Buyer Common Stock have been Transferred by a Seller in accordance with Section 2.7(b)) (the “Holder”, and collectively the “Holders”) of Buyer Common Stock issued pursuant to this Agreement hereby authorizes Buyer during each applicable Lock-Up Period to cause its transfer agent for the shares of Buyer Common Stock that are subject to restriction on Transfer during the applicable Lock-Up Period (“Lock-up Shares”) to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares for which the undersigned is the record holder and, in the case of Lock-up Shares for which the Holder is the beneficial holder but not the record holder, such Holder agrees during the applicable Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares, if such Transfer would constitute a violation or breach of this Agreement. In addition, any Holder who is not a resident of the United States and is not an accredited investor as defined under Rule 501 of Regulation D under the Securities Act hereby authorizes Buyer to instruct its transfer agent to note that such Transaction Securities were issued under an exemption from registration under Regulation S and to utilize the CREST electronic clearing system for the purpose of compliance with legend and transfer restriction requirements as provided for by Regulation S. In addition, each Holder agrees that Buyer may issue appropriate stop transfer instructions to its transfer agent in order to ensure compliance with the Securities Act, including as to Regulation S as applicable.

(d) Limited Exception to Satisfy Tax Liabilities. Notwithstanding anything to the contrary in Section 2.7(a), to the extent any Seller reasonably expects to incur a Tax obligation as a result of the receipt by such Seller of any Buyer Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares, then, upon presentation of satisfactory evidence of such obligation to the Chief Executive Officer or Chief Financial Officer of Buyer, at the Chief Executive Officer’s or Chief Financial Officer’s sole discretion, such Seller shall be permitted to Transfer for value a sufficient number of shares Buyer Common Stock to satisfy such Tax obligation and, upon the determination of the Chief Executive Officer or Chief Financial Officer of Buyer that such a Transfer is otherwise permitted by Applicable Law, Buyer shall instruct its transfer agent to permit such Transfer notwithstanding Section 2.7(a) any stop transfer restrictions otherwise applicable under Section 2.7(c).

(e) Releases from Lock-Ups. Buyer will not grant an early release or waiver of the restrictions imposed by any lock-up agreement upon any of Buyer’s Sponsors during the Lock-Up Period unless a similar release or waiver, on a pro rata basis, is provided to the Sellers from the provisions of Section 2.7(a).

2.8 Further Assurances. If, at any time before or after the Closing, any of the Parties reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then Company, the Company Stockholders, Buyer and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transactions and to carry out the purposes and intent of this Agreement.

2.9 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Company Group (or any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including the Earnout Shares) such amounts as are required to be deducted or withheld therefrom under any provision of Applicable Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in a numbered or lettered section of the Company Disclosure Schedule that correspond to the sections of Article III of this Agreement and other sections of the Company Disclosure Schedule to the extent (i) such information is cross-referenced in another part of the Company Disclosure Schedule, or (ii) the relevance to such other section of Article III of this Agreement is reasonably apparent on the face of such disclosure, Company represents and warrants to Buyer that the statements contained in this Article III are true and correct on and as of the Agreement Date:

3.1 Organization and Good Standing. Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing or its jurisdictional equivalent under the laws of the jurisdiction of its incorporation, formation or organization (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where the failure to be so qualified, licensed or in good standing or to obtain requisite power or authority has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Company Group.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth each Subsidiary of Company as of the Agreement Date. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by Company, a wholly-owned Subsidiary of Company, or Company and another wholly-owned Subsidiary of Company, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Company Permitted Encumbrances, except for restrictions imposed by applicable securities laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, other than the Subsidiaries of Company, neither Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Transactions. The Transactions and the execution, delivery and performance by Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of and no other corporate proceedings on the part of Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the Transactions.

(b) Enforceability. This Agreement has been duly executed and delivered by Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by Company shall be, assuming the due authorization, execution and delivery by each other party hereto or thereto, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity) (collectively, the “Enforceability Exceptions”).

3.4 Capitalization of Company.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely 117,408 shares of Company Stock, of which 110,593 shares of Company Stock are issued and outstanding as of the Agreement Date. The number of issued and outstanding shares of Company Stock held by each Company Stockholder as of the Agreement Date is set forth in Section 3.4(a) of the Company Disclosure Schedule. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Company in compliance with all requirements of Applicable Law and all material requirements set forth in applicable Company Material Contracts. There is no liability for dividends accrued and unpaid by Company.

(b) Options. No shares of Company Stock are subject to outstanding Company Options.

(c) No Other Rights. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Stock, any securities or debt convertible into or exchangeable for Company Stock, or any other securities of Company or any of its Subsidiaries, or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract or to redeem any shares of Company Stock or any other securities of Company or any of its Subsidiaries, other than the Company Charter Documents and Subsidiary Charter Documents. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to outstanding securities of Company or any of its Subsidiaries, other than the Company Charter Documents, the Stockholders Agreement and the Subsidiary Charter Documents.

3.5 Consents; Conflict.

(a) No Consents. Except for approvals and notices set forth on Section 3.5(a) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by Company of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation of the Transactions, except where the lack of consent, approval, notice, filing, declaration or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

(b) No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by Company, nor the occurrence of the Closing, shall conflict with, result in a termination or breach or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (i) any provision of the Company Charter Documents, each as currently in effect; (ii) except as set forth on Section 3.5(a) of the Company Disclosure Schedule, any Applicable Law applicable to Company or any of its assets or properties; or (iii) except as set forth on Section 3.5(b) of the Company Disclosure Schedule, any Company Material Contract, except, in each case, where such conflict, termination, breach or violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.6 Litigation. As of the Agreement Date, except as set forth in Section 3.6 of the Company Disclosure Schedule, (a) there is no action, suit, arbitration, mediation, proceeding, claim or, to Company’s Knowledge, investigation pending against Company or any of its Subsidiaries (or, to Company’s Knowledge, against any officer, director, employee or agent of Company or any of its Subsidiaries in their capacity as such) before any Governmental Authority and (b) to Company’s Knowledge, no such action, suit, arbitration, mediation, proceeding, claim or investigation referred to in clause (a) has been threatened in writing, in either case of clause (a) or (b) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.7 Taxes. For purposes of this Section 3.7, all references to “Company” shall also include its predecessor and each of its Subsidiaries and their predecessors. Company (i) has or will have timely filed, or caused to be timely filed, taking into account valid extensions, all income and other material U.S. and other Company Jurisdiction federal, state, provincial, local, municipal and other Tax returns, including all schedules thereto and any elections and designations required thereby or referred to therein (“Returns”) required to be filed by it, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, which Returns are correct and complete in all material respects, (ii) has paid all Taxes required to be paid by it for which payment was due and other than such Taxes for which adequate reserves in the Company Financial Statements have been established and except for such Taxes the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date for which payment has not yet been made, except where the failure to establish such accruals or reserves would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, and (iv) has made (or will make) all estimated Tax payments and any installments or prepayments of Tax required to be made, except for such Tax payments, installments or prepayments the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.8 Financial Statements; Books and Records.

(a) Financial Statements. Section 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) fairly present, in all material respects, the pro forma financial position of the Company and its Subsidiaries at the dates therein indicated and the pro forma results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified; and (ii) have been prepared in accordance with Italian GAAP (in the case of Company) or Local GAAP (in the case of the Company’s Subsidiaries) consistently applied in accordance with Company’s or its applicable Subsidiary’s practices throughout the periods indicated and with each other, except for the absence of footnotes. The Company Group has no material liabilities or obligations, whether accrued or fixed, absolute or contingent, determined or determinable, including those arising under any law, action or governmental order and those arising under any Contract, of a type required to be reflected on a balance sheet prepared in accordance with Italian GAAP, except for (v) those shown on the Company Balance Sheet, (w) those incurred after the Balance Sheet Date in the Ordinary Course of Business of the Company Group, (x) liabilities set forth on Section 3.8(a) of the Company Disclosure Schedule or included in the calculation of Transaction Expenses, (y) other undisclosed liabilities and/or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, and (z) liabilities and/or obligations directly incurred under the terms of this Agreement.

(b) Charter Documents. Company has made available to Buyer correct and complete copies of Company’s Deed of Incorporation and By-Laws, each as amended to date (collectively, the “Company Charter Documents”) and the organizational and governance documents of each of Company’s Subsidiaries (collectively, the “Subsidiary Charter Documents”), and each such document is in full force and effect. Company is not in material violation of any of the provisions of the Company Charter Documents and no Subsidiary of the Company is in material violation of its respective Subsidiary Charter Documents.

3.9 Assets and Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than (a) Company Permitted Encumbrances and (b) the rights of lessors or licensors under leasehold or licensed interests. The assets, rights and properties of Company and its Subsidiaries are sufficient for the operation of the Company Business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. Neither Company nor any of its Subsidiaries owns any real property.

3.10 Absence of Certain Changes. Since December 31, 2018, other than in the Ordinary Course of Business of the Company Group, there has not been, with respect to the Company Group, any:

(a) Material Adverse Effect;

(b) material amendment or change in the Company Charter Documents or Subsidiary Charter Documents;

(c) incurrence, creation or assumption of any Encumbrance on any material portion of the Company Group’s assets or properties (other than Company Permitted Encumbrances);

(d) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal, in each case except pursuant to the transactions contemplated under this Agreement;

(e) license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the licensing, sale, assignment or other disposition or transfer, of any material portion of its assets (including Company IP Rights (as defined in Section 3.12(a) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers;

(f) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any material change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(g) except as set forth on Section 3.10(g) of the Company Disclosure Schedule, material increase in the aggregate cash or equity compensation payable to any of its officers, directors, employees or agents;

(h) making by it of any material loan, advance or capital contribution to, or any material investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(i) making or entering into any Contract with respect to any acquisition of any material asset of the Company Group;

(j) any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies or Tax accounting policies) or any revaluation of any of its material assets, except to the extent necessary to comply with Italian GAAP, Local GAAP, GAAP, other applicable accounting standards or Applicable Law; or

(k) announcement of or any entry into any Contract to do any of the things described in the preceding clauses (a) through (j) (other than negotiations and agreements with Buyer and its representatives regarding the Transactions).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Sections 3.11(a)-(k) of the Company Disclosure Schedule set forth a list of each of the following Contracts, as of the Agreement Date, to which Company or any of its Subsidiaries is a party or to which Company, any of its Subsidiaries or any of the Company Group’s assets or properties is bound (other than with respect to the plans set forth on Section 3.16(c) of the Company Disclosure Schedule):

(a) any Contract having an outstanding principal amount in excess of US$500,000 evidencing indebtedness for borrowed money of any Company Group Member or the mortgaging, pledging or otherwise placing an Encumbrance on any material portion of the assets of the Company Group;

(b) any Contract under which any Company Group Member has provided or is the beneficiary of a guaranty, performance bond or similar agreement for an amount in excess of US$500,000;

(c) any Contract under which any Company Group Member is lessee of or holds or operates any asset, owned by any other Person, except for any lease of assets or Contract pursuant to which any Company Group Member holds or operates any asset under which the annual rental payments do not exceed US$500,000;

(d) any Contract under which any Company Group Member is lessor of or permits any third party to hold or operate any assets owned by the Company Group, except for any lease of assets or Contract pursuant to which any Company Group Member permits any third party to holds or operate any asset under which the annual rental payments do not exceed US$500,000;

(e) any material Contract pursuant to which any Company Group Member grants or receives rights in or to use any material Intellectual Property, but excluding (1) any Contract for commercially available “off the shelf” or “click through” software with an aggregate purchase price or annual license fee of less than US$25,000 per year, (2) non-exclusive licenses granted to customers of any Company Group Member and (3) referral agreements and reseller agreements in the Ordinary Course of Business of the Company Group;

(f) by its terms calls for aggregate payments or receipts by the Company Group under such Contract of at least $500,000 in the aggregate during the twelve-month period ending on December 31, 2018 or is reasonably expected to involve the payment or receipt by the Company Group of more than $1,000,000 in the aggregate;

(g) any Contract with an employee of any Company Group Member (except Contracts entered into in the Ordinary Course of Business with non-executive employees), officer or director of any Company Group Member;

(h) any Contract concerning the establishment or operation of a joint venture or partnership;

(i) any Contract that materially restricts the Company Group from (1) engaging in any aspect of the Company Group’s business, (2) participating or competing in any line of business, market or geographic area, or (3) freely setting prices for the Company Group’s products and services (including most favored customer pricing provisions);

(j) any Contract that grants any exclusive rights, rights of refusal, or rights of first negotiation to any Person; and

(k) any Contract pursuant to which any Company Group Member has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise.

A true and complete copy of each agreement or document, including any material amendments thereto, required by this Section 3.11 to be listed on Section 3.11 of the Company Disclosure Schedule has been made available to Buyer. Except as would not, individually or in the aggregate reasonably be expected to have a

Material Adverse Effect on the Company Group, as of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of Company or its Subsidiary party thereto (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions).

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries, or to the Company’s Knowledge, with respect to any other party to a Company Material Contract, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) constitute a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Contract, or (3) the right to cancel, terminate or modify any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel, call a default under, or adversely modify, any Company Material Contract.

3.12 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, and except as set forth in Section 3.12(a) of the Company Disclosure Schedule, a Company Group Member owns or has a right to use or license to all Intellectual Property used in any Company Product or Service (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by a Company Group Member; “Company Licensed IP Rights” means Company IP Rights that are licensed to a Company Group Member by a third party; and “Company Product or Service” means each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Company Group as of the Agreement Date that are material to the Company Business. The representations of this Section 3.12(a) do not constitute Intellectual Property non-infringement representations, which are covered by Section 3.12(b) below.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, neither the operation of the Company Business as presently conducted nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, and to the extent of such use, infringes or misappropriates any Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, there is no pending, or, to Company’s Knowledge, threatened, claim or litigation contesting the validity, ownership or right of the Company Group to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has the Company Group received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof infringes the Intellectual Property rights of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, the Company Group has not received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, none of the Company-Owned IP Rights or Company Products or Services of the Company Group is subject to any proceeding or outstanding order or stipulation restricting in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company Group of any Company-Owned IP Rights, any Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution by the U.S. Patent and Trademark Office or any other Governmental Authority.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, no current or former employee, consultant or independent contractor of any Company Group Member: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other Person by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, a Company Group Member or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for any Company Group Member that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(d) The Company Group has taken reasonable steps under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights with respect to which the Company Group wishes to maintain as confidential and that is not otherwise disclosed by the Company Group’s published patents, patent applications or copyrights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, no current employee, officer, director, consultant or independent contractor of any Company Group Member has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, subject to statutory reversionary rights and waivers of any moral rights.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, all registered patents, industrial design patents, trademarks and service marks that are Company-Owned IP Rights are currently in compliance with all applicable legal requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, a Company Group Member owns exclusively, and has good title to, all material copyrighted works that the Company Group purports to own.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Company Permitted Encumbrances) and licenses (other than licenses and rights granted in the Ordinary Course of Business of the Company Group).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, no third party has exclusive rights to any Company-Owned IP Rights or the exclusive right to sublicense any of Company-Owned IP Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group has not agreed to transfer ownership of Company-Owned IP Rights to any third party.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any material Company-Owned IP Rights by any third party, including any employee or former employee of any Company Group Member.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group, is in compliance with: (i) all Applicable Laws and standards relating to privacy and data protection and (ii) the Company Group’s privacy policies. To Company’s

Knowledge, the Company Group has not received any written claim or written complaint regarding its non-compliance in any material respect with privacy or data protection laws and/or in respect of its processing of personal information.

3.13 Compliance with Laws and Permits.

(a) Company and each of its Subsidiaries is in compliance with all Applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group; provided, however, that Company makes no representation and warranty under this Section 3.13(a) as to any Applicable Law as to which Company specifically makes a representation and warranty elsewhere in this Article III, including such representations and warranties as are qualified by (i) Material Adverse Effect or materiality (or words of similar effect) or (ii) reference to information disclosed on a Company Disclosure Schedule.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, Company and each of its Subsidiaries holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business as presently conducted without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any violation of the terms of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14 Certain Business Practices.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither any Company Group Member, nor to Company’s Knowledge any of its Representatives while acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any similar anti-corruption Applicable Laws, (iii) made any other unlawful payment or (iv) directly or indirectly, unlawfully given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Company or assist it in connection with any actual or proposed transaction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the operations of the Company Group are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Company Group with respect to the any of the foregoing is pending or, to Company’s Knowledge, threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, none of the Company Group Members nor any of director or officer of any of the Company or any Subsidiary, or, to Company’s Knowledge, any other Representative acting on behalf of the Company Group is currently identified on the Specially Designated Nationals list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company Group has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of unlawfully financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five fiscal years.

3.15 Certain Transactions and Agreements. To the Company’s Knowledge, none of the officers or directors of Company, and no Company Stockholder holding 10% or more of the outstanding shares of Company Stock, nor any immediate family member of an officer or director of Company, (a) has a direct ownership interest of more than 10% of the equity ownership of any firm or corporation that competes with, or does a material amount of business with the Company Group or (b) is a party to any transaction with the Company Group that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employees, ERISA and Other Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group currently is in compliance, with all Applicable Laws relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees if required under the U.S. Fair Labor Standards Act or any other Applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, all independent contractors providing services to the Company Group have been properly classified as independent contractors for purposes of U.S. federal and applicable state, provincial or non-U.S. Tax laws, laws applicable to employee benefits and other Applicable Law. To Company’s Knowledge, no officer or executive or key consultants of any Company Group Member have given written notice to such Company Group Member of an intention to terminate his or her employment or consulting relationship with such Company Group Member.

(b) To Company’s Knowledge, no Company Group Member is now subject to a union organizing effort to organize or represent any group of employees of such Company Group Member. No Company Group Member is subject to any collective bargaining agreement with respect to any of its employees or subject to any other Contract with any trade or labor union, employees’ association or similar organization. There are no unresolved labor disputes pending between any Company Group Member and any employee of such Company Group Member that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) As used in this Section 3.16, “Company Benefit Arrangement” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each material plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by Company or any Subsidiary or pursuant to which Company has any liability.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, with respect to each Company Benefit Arrangement:

(i) such Company Benefit Arrangement has been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws that are applicable to such Company Benefit Arrangement and the terms of such Company Benefit Arrangements;

(ii) all contributions or premiums required to be made by the Company Group under the terms of such Company Benefit Arrangements or by Applicable Law have been made in a timely fashion; and

(iii) had no withdrawals, applications or transfers of assets from such Company Benefit Arrangements except in accordance with the terms of such Company Benefit Arrangements and Applicable Law.

To Company’s Knowledge, as of the Agreement Date, no such Company Benefit Arrangement, nor any related trust or other funding medium thereunder, is subject to any pending or threatened investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) which would, if not decided in the Company Group’s favor, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

(e) Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Arrangement for any period for which such Company Benefit Arrangement would not otherwise be covered by an IRS determination. To Company’s Knowledge, no action or event has occurred since the date of the most recent determination or advisory or opinion letter relating to any such Company Benefit Arrangement that would adversely affect the tax-qualified status of any such plan or related trust.

(f) Except as required by Section 4980B of the Code or any other Applicable Law, no Company Benefit Arrangement provides post-employment medical or health benefits.

3.17 Transaction Expenses.

(a) Except for Northland Securities, Inc., and GCA Altium S.r.l, neither Company nor any other Company Group Member is obligated for the payment of any brokerage, finders or other similar fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

(b) The legal and accounting advisors, independent auditors, and any other Persons, to whom the Company Group expects as of the Agreement Date that it will owe fees and expenses that will constitute Transaction Expenses are set forth on Section 3.17(b) of the Company Disclosure Schedule.

3.18 Insurance. There is no claim pending under any insurance policies under which any Company Group Member is insured as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except for such claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. All premiums due and payable under all such insurance policies have been timely paid, and the Company Group is otherwise in compliance with the terms of such policies, except for such non-payment or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. Company has no Knowledge of any written threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the Company Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

3.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, (i) the Company Group is in compliance with all Environmental Laws

(as defined below), which compliance includes the possession by the Company Group of all material Governmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, (ii) the Company Group has not received any written notice or other written communication from a Governmental Authority that alleges that the Company Group is not in compliance with any Environmental Laws, and (iii) to Company’s Knowledge, there are no circumstances that may prevent or interfere with the compliance by Company with any Environmental Laws.

(b) For the sole purpose of this Section 3.19: (i) “Environmental Laws” means any U.S. or Canadian federal, state, provincial, local, or foreign statute, decree, ordinance, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), and/or the emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other such substance that is currently regulated under any applicable Environmental Laws or that is otherwise a material danger to health, reproduction or the environment.

3.20 Export Control Laws. The Company Group is in compliance in all respects with all Export Control Laws applicable to it, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company Group. Without limiting the foregoing: (a) the Company Group has obtained all export licenses and other approvals required for its exports of products, software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) the Company Group is in compliance with the terms of such applicable export licenses or other approvals; and (c) there are no claims pending or threatened in writing against any Company Group Member with respect to such export licenses or other approvals, except with respect to clauses (a), (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.21 Investment Company Act. Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.22 Accuracy of Information Supplied. Company represents and warrants that none of the information supplied by Company for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions; (b) in the Proxy Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the information provided. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally solely as to itself and not jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct on and as of the Agreement Date (except that the representations and warranties in Section 4.3(d) are made only by each Seller that both (a) is not a resident of the United States and (b)  is not an accredited investor as defined under Rule 501 of Regulation D under the Securities Act):

4.1 Power, Authorization and Validity.

(a) Power and Authority. Such Seller has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party and to consummate the Transactions. If such Seller is not an individual, the Transactions and the execution, delivery and performance by such Seller of this Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party, and all other agreements, transactions and actions contemplated hereby, have been duly and validly approved and authorized by all requisite action on the part of such Seller.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by any Seller to enable such Seller to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or the Company Ancillary Agreements to which such Seller is, or will be, a party or to consummate the Transactions, except where the lack of consent, approval, order, authorization or failure to make such registration, declaration or filing would not, individually or in the aggregate, materially impair such Seller’s performance of its obligations under this Agreement or such Company Ancillary Agreements or ability to consummate the Transactions.

(c) Enforceability. This Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party have, or when executed will have, been duly executed and delivered by such Seller. This Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party, is, or when executed by such Seller shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

4.2 Title to Company Common Stock. Such Seller owns of record and beneficially the Company Stock set forth next to such Seller’s name on Schedule I; and such shares of Company Stock represent all of the issued and outstanding capital stock of the Company owned by such Seller. Such Seller has good and valid title to such shares of Company Stock, free and clear of all Encumbrances, except for restrictions under the Company Charter Documents and the Stockholders Agreement.

4.3 Acquisition of Buyer Common Stock.

(a) Acquisition for Own Account. Such Seller confirms, that the shares of Buyer Common Stock to be acquired by such Seller will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, other than sales to cover any Taxes owed by such Seller in connection with the Transactions. By executing this Agreement, such Seller further represents that such Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Common Stock.

(b) Restricted Securities. Each Seller understands that any Buyer Common Stock issued to it pursuant to the Transactions will be characterized as “restricted securities” under the U.S. federal securities laws, inasmuch as they are being acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such Buyer Common Stock may not be resold without registration under the Securities Act, except in certain limited circumstances. Such Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Buyer Common Stock, and on requirements relating to Buyer that are outside such Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

(c) Status of Investor. Such Seller has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Buyer Common Stock. With the assistance of such Seller’s own professional advisors, to the extent that such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Buyer Common Stock and the consequences of this Agreement. Such Seller has considered the suitability of the Buyer Common Stock as an investment in light of its own circumstances and financial condition and such Seller is able to bear the risks associated with an investment in the Seller and its authority to invest in the Buyer Common Stock.

(d) Regulation S Representations. Neither such Seller nor its Affiliates (for purposes of this Section 4.3(d) as defined in Regulation 501 under the Securities Act), nor any Persons acting on such Seller’s or its Affiliates’ behalf, has engaged or will engage in any directed selling efforts with respect to any Transaction Securities, and such Seller, its Affiliates, and any Person acting on such Seller’s or its Affiliates’ behalf, have complied and will comply with the offering restrictions requirement of Regulation S. The Transaction Securities have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Seller represents, warrants and undertakes that it has not offered or sold, and will not offer and sell any Transaction Securities (i) as part of their distribution at any time and (ii) otherwise until six months after the Closing Date, except in accordance with Regulation S, and it has not and will not engage in any hedging transactions involving Transaction Securities unless in compliance with the Securities Act. Each Seller also agrees that, at or prior to confirmation of sale of Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Transaction Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until six months after the Closing Date, except in accordance with Regulation S under the Securities Act. No hedging transaction can be conducted with regard to the securities except as permitted by the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Capitalized terms used herein that are defined in Regulation S under the Securities Act (“Regulation S”) shall have the meanings given such terms in Regulation S. In the event of any conflict between a definition in Regulation S and a definition under this Agreement, the definition under Regulation S shall govern for purposes of this Section 4.3(d).

4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation to other Persons in connection with the Transactions based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which Buyer or the Company Group could become obligated after the Closing.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any Seller in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth (a) in a numbered or lettered section of the Buyer Disclosure Schedule that correspond to the sections of Article V of this Agreement and other sections of the Buyer Disclosure Schedule to the extent (i) such information is cross-referenced in another part of the Buyer Disclosure Schedule or (ii) the relevance to such other section of Article V of this Agreement is reasonably apparent on the face of such disclosure or (b) Buyer’s SEC Documents that are available on the SEC’s website through EDGAR prior to the Agreement Date (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any SEC Document to the extent that such disclosure is predictive or forward-looking in nature), Buyer represents and warrants to Company and Sellers that the statements contained in this Article V are true and correct on and as of the Agreement Date:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has provided to Company correct and complete copies of the Buyer Organizational Documents. Buyer is not in violation of the Buyer Organizational Documents.

5.2 Power, Authorization and Validity.

(a) Buyer has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party and to consummate the Transactions. The Transactions and the execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements to which it is a party and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and each of the Buyer Ancillary Agreements or to authorize or consummate the Transactions other than the Required Buyer Stockholder Approval.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Buyer to enable Buyer to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party or to consummate the Transactions, except where the breach or violation or the lack of consent, approval, notice, filing, declaration or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer. This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer, shall be, assuming the due authorization, execution and delivery by each other party hereto or thereto, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, nor the occurrence of the Closing, shall conflict with, result in a termination, breach or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Buyer Organizational Documents or; (b) any Applicable Law applicable to Buyer, or any of its assets or properties; or (c) any Contract to which Buyer is a party or by which Buyer, or any of its material assets or properties are bound, except in each case, where such conflict, termination, breach, violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

5.4 Litigation. (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Buyer (or, to Buyer’s Knowledge, against any officer, director, employee or agent of Buyer in their capacity as such) before any Governmental Authority and (b) to the Knowledge of Buyer, no such action, suit, arbitration, mediation, proceeding, claim or investigation referred to in clause (a) has been threatened in writing, in either case of clause (a) or (b) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Buyer. Buyer has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

5.5 Board Approval. The Board of Directors of Buyer has, as of the Agreement Date, at a meeting duly called and held or by unanimous written consent, adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the Transactions constitute a Business Combination and are fair to, and in the best interests of, Buyer and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Buyer for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Transactions and (v) declaring that this Agreement is advisable. Such resolutions have not been amended or rescinded by the Board of Directors of Buyer prior to the Agreement Date.

5.6 Capitalization; Regulation S.

(a) The authorized capital stock of Buyer as of the Agreement Date consists solely of 100,000,000 shares of Buyer Common Stock. The issued and outstanding Buyer Securities as of the date of this Agreement are set forth in Section 5.6(a) of the Buyer Disclosure Schedule. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Applicable Law or the Buyer Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Securities has been issued in violation of any applicable securities laws. Buyer does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 5.6(b) of the Buyer Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Debt having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Buyer Ancillary Agreements), (A) relating to the issued or unissued shares of capital stock of Buyer or any other securities of Buyer, (B) obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or any other securities of Buyer, or (C) obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares or any other securities of Buyer. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any other securities of Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.6(b) of the Buyer Disclosure

Schedule, there are no shareholders agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any shares of capital stock or other securities of Buyer.

(c) All Debt of Buyer is disclosed in Section 5.6(c) of the Buyer Disclosure Schedule. No Debt of Buyer contains any restriction upon: (i) the prepayment of any such Debt, (ii) the incurrence of Debt by Buyer or (iii) the ability of Buyer to grant any Encumbrance on its properties or assets.

(d) Since its respective date of formation, except as expressly contemplated by this Agreement, Buyer has not declared or paid any distribution or dividend in respect of its shares of capital stock and has not repurchased, redeemed or otherwise acquired any of its shares of capital stock, and neither Buyer’s Board of Directors has authorized any of the foregoing.

(e) None of Buyer or any of its Affiliates (for purposes of this Section 5.6(e) as defined in Regulation 501 under the Securities Act) nor any Person acting on behalf of Buyer or its Affiliates has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Transaction Securities and Buyer has complied and will comply with the offering restrictions requirement of Regulation S.

5.7 SEC Filings and Buyer Financials.

(a) Buyer, since its formation, has filed all SEC Documents with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such SEC Documents required to be filed subsequent to the Agreement Date. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form; (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. (A) The Buyer Public Units, the Buyer Common Stock, the Buyer Public Rights and the Buyer Public Warrants are listed on the NYSE, (B) Buyer has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Buyer Securities, (C) there are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Buyer Securities on the NYSE, including any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Securities on the NYSE and (D) such Buyer Securities are in compliance with all of the applicable listing and corporate governance rules of the NYSE.

(b) None of (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions; (b) the Proxy

Statement; or (c) the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K promulgated by the SEC, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by Applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Buyer’s management’s most recently completed evaluation of Buyer’s internal control over financial reporting, (i) Buyer had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) Buyer does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(e) Except as and to the extent reflected or reserved against in the Buyer Financials, Buyer has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Buyer Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Buyer’s formation in the Ordinary Course of Business.

5.8 Absence of Certain Changes. As of the Agreement Date, except as set forth in Section 5.8 of the Buyer Disclosure Schedule, Buyer, since its formation, has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

5.9 Compliance with Laws. Buyer is, and has since its formation been, in compliance with all Applicable Laws except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Buyer, and Buyer has not received written notice alleging any violation of any Applicable Law in any material respect by Buyer.

5.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of Buyer, threatened Legal Proceeding to which Buyer is subject which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer. There is no material Legal Proceeding that Buyer has pending against any other Person. Buyer is not subject to any judgement, decree, injunction, rule or order of any Governmental Authority, nor are any such judgments, decrees, injunctions, rules or orders pending. Buyer holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold any such permit, license or approval, to have made such filing or for such permit, license or approval to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

5.11 Certain Business Practices.

(a) Except as would not be material to Buyer, neither Buyer, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of Buyer, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Buyer or assist it in connection with any actual or proposed transaction.

(b) The operations of Buyer are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving Buyer with respect to the any of the foregoing is pending or, to the knowledge of Buyer, threatened.

(c) Except as would not be material to Buyer, none of Buyer nor any of its directors or officers, or, to the Knowledge of Buyer, any other Representative acting on behalf of Buyer is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and Buyer has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five fiscal years.

5.12 Taxes and Returns.

(a) Buyer has or will have timely filed, or caused to be timely filed, all income and other material Returns required to be filed by it, which Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Buyer Financials have been established in accordance with GAAP. Section 5.12(a) of the Buyer Disclosure Schedule sets forth each jurisdiction where Buyer files or is required to file a Return with respect to income or other material Taxes. There are no audits, examinations, investigations or other proceedings pending against Buyer in respect of any Tax, and Buyer has not been notified in writing of any proposed Tax claims or assessments against Buyer (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). There are no Encumbrances with respect to any Taxes upon any of Buyer’s assets, other than Buyer Permitted Encumbrances. Buyer has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Buyer for any extension of time within which to file any Return or within which to pay any Taxes shown to be due on any Return. Buyer has no liability for the Taxes of any Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. Law), under contract, as a transferee or successor, or by operation of Applicable Law.

(b) Since the date of its incorporation, Buyer has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

5.13 Employees and Employee Benefit Plans. Buyer does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability (including by virtue of membership in a “controlled group” of companies) under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors.

5.14 Properties. Buyer does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Buyer does not own, lease, license or otherwise have the right to use any material real property or personal property.

5.15 Material Contracts.

(a) Except as set forth in Section 5.15 of the Buyer Disclosure Schedule, other than this Agreement and the Buyer Ancillary Agreements, there are no Contracts to which Buyer is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than US$500,000, (ii) may not be cancelled by Buyer on less than 30 days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Buyer as its business is currently conducted, any acquisition of material property by Buyer, or restricts in any material respect the ability of Buyer from engaging in business as currently conducted by it or from competing with any other Person (each such Contract, a “Buyer Material Contract”). All Buyer Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Buyer Material Contract: (i) the Buyer Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the Buyer Material Contract is legal, valid, binding and enforceable in all material respects against Buyer and, to the Knowledge of Buyer, the other parties thereto, and is in full force and effect (subject to the Enforceability Exceptions); (iii) Buyer is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Buyer, or permit termination or acceleration by any other party, under such Buyer Material Contract; and (iv) to the Knowledge of Buyer, no other party to any Buyer Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Buyer under any Buyer Material Contract.

5.16 Certain Transactions and Agreements. Set forth in Section 5.16 of the Buyer Disclosure Schedule is a true, correct and complete list of the Contracts that are in existence as of the Agreement Date under which there are any existing or future liabilities or obligations between Buyer and any (a) present or former director, officer or employee or Affiliate of Buyer, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than 5% of Buyer’s outstanding capital stock as of the Agreement Date.

5.17 Insurance. Buyer maintains as of the Agreement Date the policies of insurance and bonds set forth in Section 5.17 of the Buyer Disclosure Schedule. Section 5.17 of the Buyer Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Buyer is otherwise in compliance with the terms of such policies and bonds. Buyer has no Knowledge of any written threatened termination of, or material premium increase with respect to, any of such policies or bonds. Buyer has not been refused any insurance with respect to any aspect of the operations of Buyer’s business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

5.18 Investment Company Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.19 Finders and Brokers. Except for Cowen Inc. and Chardan Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Buyer, or the Company Group or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.20 Ownership of Transaction Consideration. Subject to obtaining the Required Buyer Stockholder Approval and the filing of the Amended Buyer Charter with the Secretary of State of the State of Delaware, all Transaction Securities be issued and delivered to the Company Stockholders in accordance with Article II shall be, upon issuance and delivery of such consideration free and clear of all Encumbrances, other than the restrictions under applicable securities laws, the restrictions set forth in Section 2.7 and any Encumbrances incurred by any Company Stockholder, and fully paid and non-assessable, and the issuance and sale of Buyer Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.21 Trust Account.

(a) The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified (other than as it may be amended or modified during prior to the Closing Date with the consent of the Company not to be unreasonably withheld, delayed or conditioned). Except as set forth in Section 5.21 of the Buyer Disclosure Schedule, there are no separate agreements, side letters, or other agreements or understandings that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account prior to the Closing other than the matters described in Section 11.1.

(b) As of the Agreement Date, the Trust Account consists of no less than US$145,769,478.18 invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in Section 11.1.

5.22 Lock-Up Agreements. Buyer has not entered into a lock-up agreement with any of Buyer’s stockholders, founders or sponsor (as such parties are disclosed in the IPO Prospectus) that provides for more favorable terms than those provided for in Section 2.7.

5.23 Independent Investigation. Buyer and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and Buyer acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III (including the related sections of the Company Disclosure Schedule) and the express representations and warranties of the Sellers set forth in Article IV; and (b) none of Company, the Sellers nor their respective its Affiliates or Representatives have made any express or implied representation or warranty as to the Company Group, the Sellers, or this Agreement, except as expressly set forth in Article III (including the related sections of the Company Disclosure Schedule) or Article IV, as applicable. Without limiting the foregoing, in connection with the due diligence investigation of the Company Group by Buyer and its Affiliates and their respective Representatives, Buyer and its Affiliates and their respective Representatives have received and may continue to receive after the date hereof from Company, its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Group and its businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claim against Company, the Sellers or any of their respective Affiliates or Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of this Section 5.23, Buyer hereby acknowledges and agrees that, (i) except for the representations and warranties expressly set forth in Article III of this Agreement, none of Company or any of its Affiliates or their respective Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans and (ii) none of the Sellers or any of their respective Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations and warranties of the Company in Article III or in any certificate or instrument delivered by or on behalf of Company pursuant to this Agreement, of Sellers in Article IV or in any certificate of instrument delivered by or on behalf of any Seller pursuant to this Agreement, and of Buyer in Article V or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, shall not survive the Closing, and from and after the Closing, Sellers, Buyer, Company and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Sellers, Buyer, Company or their respective Representatives with respect thereto. The covenants and agreements made by Sellers, Buyer and Company in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including, any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII

COMPANY AND SELLER COVENANTS

7.1 Advise of Changes. During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article X (the “Interim Period”), Company or any Seller, as applicable, shall promptly advise Buyer in writing of (i) any event occurring subsequent to the Agreement Date that would render the representations or warranties of Company contained in Article III or of such Seller contained in Article IV untrue or inaccurate such that the condition set forth in

Section 9.2(a) would not be satisfied, (ii) any breach of the covenants or obligations of Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2(b) would not be satisfied (except to the extent such covenant or obligation shall by its terms be complied with or satisfied at the Closing), (iii) any Material Adverse Effect on the Company, or (iv) any change, event, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on the Company, or cause any of the conditions set forth in Section 9.2 not to be satisfied. In no event shall the giving of any such notice be deemed to cure any breach of this Agreement or to modify the Company Disclosure Schedule, in each case, except in the event that the Closing occurs.

7.2 Conduct of the Company Group Business. During the Interim Period, except as (i) expressly contemplated by this Agreement, (ii) required by Applicable Law, (iii) set forth on Section 7.2 the Company Disclosure Schedule Company or (iv) expressly contemplated by a Company Material Contract, Company shall conduct, and shall cause the Company Group to conduct, the Company Business in the Ordinary Course of Business of the Company Group, and Company shall not, and shall cause the Company Group to not, without Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a) (i) make any material investments in or material capital contributions to, any Person or (ii) forgive or discharge in whole or in part any outstanding material loans or advances;

(b) place or allow the creation of any Encumbrance (other than a Company Permitted Encumbrance) on any material portion of its assets or properties;

(c) sell, lease, license, transfer or dispose of any material portion of its assets (except for sales, leases or licenses of assets in the Ordinary Course of Business of the Company Group);

(d) except as required by Applicable Law, by any Contract in effect of the Agreement Date or contemplated by this Agreement, pay any special bonus or special remuneration or materially increase the salary, severance or benefits of any officer, director, employee or consultant, other than in the Ordinary Course of Business of the Company Group;

(e) materially change any of its accounting methods other than as may be required by Italian GAAP, Local GAAP, GAAP, other applicable accounting standards or Applicable Laws;

(f) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders, other than payments in respect of Debt of the Company Group;

(g) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(h) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(i) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Buyer), acquire a substantial portion of the assets of any such entity, or enter into any binding negotiations, discussions or agreement for such purpose;

(j) materially amend the Company Charter Documents or any Subsidiary Charter Documents;

(k) license any of its technology or Intellectual Property that is material to the Company Business (except for licenses made in the Ordinary Course of Business, provided that under no circumstances shall any Company Group Member enter into any software escrow or similar agreement or arrangement), or acquire any material Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than US$25,000 per year);

(l) materially reduce any insurance coverage (other than as contemplated in this Agreement);

(m) (i) initiate any material litigation, action, suit, proceeding, claim or arbitration, except for the request by any Company Group Member of urgency orders and/or injunctions which are deemed in good faith by the relevant Group Company Member to be necessary to avoid a material prejudice to the interests or rights of such Group Company Member or (ii) settle or agree to settle any material litigation, action, suit, proceeding, claim or arbitration; or

(n) agree to do any of the things described in the preceding clauses (a)-(n).

7.3 Necessary Consents. During the Interim Period, Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the Transactions, to enable the Company Group to carry on the Company Business immediately after the Closing and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract which are listed on Section 7.3 of the Company Disclosure Schedule; provided, however, that (i) Company shall not be required to pay any amount to obtain any consent or authorization from a third party, (ii) Company shall not be required to agree to any term, condition or modification to any Contract with respect to obtaining any such consents or authorizations, (iii) no such consent, authorization, notice or action shall be a condition to the Closing and (iv) Company shall have no liability solely for the failure to obtain any such consent or authorization, give such notice or take such actions.

7.4 No Other Negotiations.

(a) During the Interim Period, Company and Sellers shall not, and shall not authorize, encourage or permit any Representatives of the Company Group’s or any of the Sellers or any other Person to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Buyer) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company Group to any Person (other than Buyer and its Representatives) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to this Section 7.4); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Buyer and its Representatives) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 7.4); (d) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction; (e) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any Alternative Transaction; or (f) release any third party from, or waive any provision of, any confidentiality agreement.

(b) Company or Sellers, as applicable, shall notify Buyer within 48 hours after receipt by Company or the Sellers, as applicable, (or, to Company’s Knowledge or Seller’s Knowledge, by any of their respective Representatives) of any bona fide inquiry, offer or proposal that constitutes an Alternative Transaction, or any other bona fide notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company Group or for access to any of the properties, books or records of the Company Group by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Buyer fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Buyer a correct and complete copy of such inquiry, offer or proposal, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Company and Sellers shall immediately cease and cause to be terminated any and all existing discussions and negotiations with any Persons (other than Buyer and its Representatives) conducted heretofore with respect to an Alternative Transaction.

7.5 Access to Information. During the Interim Period, Company shall allow Buyer and its Representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities, business or operations of the Company Group, to the files, books, records, technology, Contracts, senior personnel and offices of the Company Group, including any and all information relating to the Company Group’s Taxes, Contracts, liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between Company and Buyer dated July 11, 2018 (the “Confidentiality Agreement”). Company shall instruct its accountants to cooperate with Buyer and Buyer’s Representatives in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants (subject to the execution of a customary access letter or other conditions required by any such accountant). If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 7.5, Company and its Representatives shall not be required to provide any access or cooperation (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) to the extent such access or cooperation is prohibited by any Applicable Law.

7.6 Satisfaction of Conditions Precedent. Company and Sellers shall use their respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 9.1 and 9.2.

7.7 Post-Closing Board of Directors. Company shall take all necessary action so that the Post-Closing Buyer Directors are the board of directors of Buyer.

7.8 Cooperation with Proxy Statement and SEC Filings.

(a) Prior to the Closing and in connection with Buyer’s preparation of the Proxy Statement, any other filing required to be made by Buyer with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Company shall use its commercially reasonable efforts to provide to Buyer, and shall cause each Company Group Member to use its commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause their respective Representatives, including legal and accounting representatives, to provide all cooperation reasonably requested by Buyer that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments, which may include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of Company or any of its Subsidiaries in the Proxy Statement and other filings with the SEC.

(b) Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Buyer and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company Group or Buyer, or any of their respective Affiliates, directors or officers is discovered by Company or Buyer that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Buyer.

7.9 Stockholders Agreement. Company and Sellers shall take all necessary action to cause the Stockholders Agreement to be terminated effective immediately prior to the Closing.

ARTICLE VIII

BUYER COVENANTS

8.1 Advise of Changes. During the Interim Period, Buyer shall promptly advise Company and Sellers in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer contained in Article V untrue or inaccurate such that the condition set forth in Section 9.3(a) would not be satisfied, (b) any breach of any covenant or obligation of Buyer pursuant to this Agreement or any Buyer Ancillary Agreement such that the condition set forth in Section 9.3(b) would not be satisfied, (c) any Material Adverse Effect on Buyer, or (d) any change, event, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on Buyer. In no event shall the giving of any such notice be deemed to cure any breach of this Agreement or to modify the Buyer Disclosure Schedule, except in the event that the Closing occurs.

8.2 Regulatory Approvals. Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, provincial, local or municipal (including to the extent required under any laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade), which may be required in connection with the Closing, at Buyer’s sole cost and expense. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents as promptly as reasonably practicable and cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Buyer shall promptly inform the Company of any communication between Buyer and any Governmental Authority regarding any of the Transactions and permit Company and its Representatives (including outside counsel) to review any communication given by it to, and consult with in advance of any meeting or conference with, any Governmental Authority, and to the extent permitted by such Governmental Authority, give Representatives of Company the opportunity to attend and participate in such meetings and conferences (or, in the event any of Company’s Representatives are prohibited from participating in or attending any such meetings or conferences, Buyer shall keep Company and its Representatives promptly and reasonably apprised with respect thereto). If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any Applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Agreements as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any judgment, decree, injunction, rule or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

8.3 Satisfaction of Conditions Precedent. Buyer shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 9.1 and 9.3, and Buyer shall use its commercially reasonable efforts to cause the Transactions to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

8.4 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Transactions and the registration and resale of the Buyer Common Stock pursuant to the Amended and Restated Registration Rights Agreement in the form attached as Exhibit C hereto. Company shall reasonably cooperate with Buyer, at Buyer’s reasonable request, to assist Buyer to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with the Transactions and the registration and re-sale of the Buyer Common Stock pursuant to the Amended and Restated Registration Rights Agreement in the form attached as Exhibit C hereto.

8.5 Proxy Statement.

(a) Buyer shall prepare, with the assistance of Company, and as soon as possible following the execution of this Agreement and receipt of the Required Financial Statements and the other information relating to the Company required to be included in the Proxy Statement (as defined herein), and file with the SEC in preliminary form, a proxy statement in connection with the Transactions (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer stockholders for the matters to be acted upon at the Special Meeting and providing the Public Stockholders an opportunity in accordance with the Buyer Organizational Documents and the IPO Prospectus to have their shares of Buyer Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Buyer Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special meeting of Buyer’s stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the approval of this Agreement and the Transactions by Buyer’s stockholders in accordance with the Buyer Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE, (ii) the approval of the issuance of the Transaction Securities in accordance with the NYSE rules, (iii) the adoption and approval of a Second Amended and Restated Certificate of Incorporation of Buyer (the “Amended Buyer Charter”) in form and substance reasonably acceptable to Buyer and the Company, which among other things will (A) change Buyer’s name to Kaleyra, Inc., (B) eliminate Article IX of Buyer’s Certificate of Incorporation effective upon, and subject to the occurrence of, the Closing, and (C) designate the classes of the members of the Post-Closing Buyer Board, (iv) the adoption of the Post-Closing Equity Incentive Plan, and (v) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Buyer Stockholder Approval Matters”), and (vi) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Buyer. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the DGCL and the NYSE rules. Prior to filing with the SEC, Buyer will make available to the Company drafts of the Proxy Statement and any other related documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the

Proxy Statement or such other related document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b) If on the date for which the Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the approval of the Buyer Stockholder Approval Matters by the requisite vote of Buyer’s stockholders at the Special Meeting in accordance with the Proxy Statement (the “Required Buyer Stockholder Approval”), whether or not a quorum is present, Buyer shall make two or more successive postponements or adjournments of the Special Meeting; provided, however, that the Special Meeting may not be postponed or adjourned to a date that is later than the Outside Date. In connection with the Proxy Statement, Buyer will file with the SEC financial and other information about the Transactions in accordance with Applicable Law and applicable proxy solicitation rules, the DGCL and the rules and regulations of the SEC and the NYSE. Buyer shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. Company shall provide Buyer with such information concerning the Company Group and the officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations of any member of the Company Group, (including financial statements which Buyer is required to include in the Proxy Statement, (the “Required Financial Statements”)) that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto.

(c) Buyer shall take any and all actions required to satisfy the requirements of the Exchange Act and other Applicable Laws in connection with the Proxy Statement, the Special Meeting and the Redemption. Each of Buyer and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Buyer and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by Applicable Laws. Buyer shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Buyer stockholders, in each case as and to the extent required by Applicable Laws and subject to the terms and conditions of this Agreement and the Buyer Organizational Documents.

(d) Buyer, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC. Buyer shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Buyer or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) Buyer shall promptly cause the Proxy Statement to be distributed to Buyer’s stockholders of record, as of the record date to be established by the board of directors of Buyer, promptly following (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and the Buyer Organizational Documents for a date no later than 30 days following such initial distribution.

(f) Buyer shall comply with all Applicable Laws, any applicable rules and regulations of the NYSE, the Buyer Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy

Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

8.6 Amendment and Restatement of Registration Rights Agreement. On or before the Closing, Buyer shall cause the parties to the Registration Rights Agreement dated December 7, 2017, to amend and restate such agreement in the form of the Amended and Restated Registration Rights Agreement attached as Exhibit C hereto.

8.7 Listing of Buyer Common Stock. Buyer shall cause the Transaction Securities to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. From and after the Closing, Buyer shall be listed on the NYSE as “KLR”.

8.8 Conduct of Buyer Business. During the Interim Period, except as expressly contemplated by this Agreement or required by Applicable Law, Buyer shall conduct its business in the Ordinary Course of Business and shall not, and shall cause its Subsidiaries not to, without Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a) amend, waive or otherwise change, in any respect, the Buyer Organizational Documents except as contemplated by this Agreement;

(b) (i) incur any Debt, liability or obligation including indebtedness for borrowed money or (ii) guarantee any such Debt of another Person or issue or sell any debt securities or guarantee any debt securities of another Person (provided, that this Section 8.8(b) shall not prevent Buyer from borrowing funds from Sponsors as required to extend the time for consummating a Business Combination in accordance with Buyer’s Amended and Restated Certificate of Incorporation or as necessary to finance its Expenses and its ordinary course administrative expenses, up to an aggregate amount during the Interim Period of $2,500,000);

(c) lend any money, make any investment or capital contribution, to any Person;

(d) place or allow the creation of any Encumbrance on any of its assets or properties;

(e) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(f) subdivide, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(g) amend, waive or otherwise change the Trust Agreement in any manner adverse to Buyer;

(h) (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any material Return, (iii) except as required by Applicable Law, change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(j) establish any Subsidiary or enter into any new line of business;

(k) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(l) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Buyer’s outside auditors;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(n) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(o) enter into any Contract with respect to the voting of Buyer Securities;

(p) initiate any litigation, action, suit, proceeding, claim or arbitration or settle, waive, release, assign, compromise or agree to settle, waive, release, assign, compromise any litigation, action, suit, proceeding, claim or arbitration, or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the Buyer Financials;

(q) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Company), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(r) make any capital expenditures;

(s) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with the Transactions;

(t) take any action that would reasonably be expected to significantly delay or impair (i) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), or (ii) its compliance in all material respects with applicable securities Laws; or

(u) agree to do any of the things described in the preceding clauses (a)-(t).

8.9 No Other Negotiation.

(a) During the Interim Period, Buyer shall not, and shall not authorize, encourage or permit any of Buyer’s Representatives or any other Person to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Company) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding Buyer to any Person (other than Company and its Representatives) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to this Section 8.9); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Company and its Representatives) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 7.8); (d) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between Company and any Person (other than Company) that is related to, provides for or concerns any Alternative Transaction; (e) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any Alternative Transaction; or (f) release any third party from, or waive any provision of, any confidentiality agreement.

(b) Buyer shall notify Company within 48 hours after receipt by Buyer (or, to Buyer’s Knowledge, by any of Buyer’s Representatives) of any bona fide inquiry, offer or proposal that constitutes an Alternative Transaction, or any other bona fide notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to Buyer or for access to any of the properties, books or records of Buyer by any Person or Persons other than Company (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Company fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Company a correct and complete copy of such inquiry, offer or proposal, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Buyer shall immediately cease and cause to be terminated any and all existing discussions and negotiations with any Persons (other than Company and its Representatives) conducted heretofore with respect to an Alternative Transaction.

8.10 Access to Information. During the Interim Period, Buyer shall allow Company and its Representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities, business or operations of Buyer to the files, books, records, technology, Contracts, senior personnel and offices Buyer, including any and all information relating to Buyer’s Taxes, Contracts, liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. Buyer shall instruct its accountants to cooperate with Company and Company’s Representatives in making available all financial information reasonably requested by Company and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants (subject to the execution of a customary access letter or other conditions required by any such accountant). If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 8.10, Buyer and its Representatives shall not be required to provide any access or cooperation (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) to the extent such access or cooperation is prohibited by any Applicable Law.

8.11 Buyer Public Filings. During the Interim Period, Buyer will keep current and timely fill all of its SEC Documents and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of the Buyer Public Units, the Buyer Common Stock, the Buyer Public Rights and the Buyer Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, Buyer intends to list on the NYSE only the Buyer Common Stock and the Buyer Public Warrants.

8.12 Director and Officer Liability.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each of the Company Group Members and each Person who served as a director, officer, member, trustee or fiduciary of another Person, pension or other employee benefit plan at the request of any Company Group Member (the “Company Indemnified Persons”) as provided in the Company Charter Documents or the Subsidiary Charter Documents or under any indemnification, employment or other similar agreements between any Company Indemnified Person and any Company Group Member, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by Applicable Law. For a period of not less than six years after the Closing, Buyer shall cause the Company Charter Documents and the Subsidiary Charter Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Company Indemnified Persons than are set forth as of the Agreement Date in the Company Charter Documents or Subsidiary Charter Documents, as applicable, to the extent permitted by Applicable Law.

(b) On or prior to the Closing Date, Buyer shall obtain and pay for, at Buyer’s sole cost and expense, binding policies for run-off coverage for (i) the Company Group Members’ directors and officers in a form (the “D&O Insurance”), which D&O Insurance shall provide such directors and officers with coverage for six years following the Closing Date in an amount not less than the existing coverage of the Company Group and shall have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company Group. Buyer shall maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder. Buyer shall timely pay all premiums with respect to the D&O Insurance.

(c) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Persons and their respective heirs and representatives.

8.13 Documents and Information. After the Closing Date, Buyer shall, and shall cause its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company Group in existence on the Closing Date and make the same available for inspection and copying by the Seller Representative during normal business hours of Buyer and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer or its Subsidiaries (including any Group Company) without first advising the Seller Representative in writing and giving the Seller Representative a reasonable opportunity to obtain possession thereof.

8.14 Use of Trust Account Proceeds After the Closing. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used (i) to pay the Cash Consideration, (ii) to pay any loans owed by Buyer to the Sponsors for extending the time for consummating a Business Combination in accordance with Buyer’s Amended and Restated Certificate of Incorporation or for Buyer’s Expenses or other administrative expenses incurred by Buyer and (iii) to pay all unpaid Expenses, including all Transaction Expenses. Any remaining cash will be distributed to the Company Group and used for working capital and general corporate purposes.

8.15 Post-Closing Board of Directors and Executive Officers. Buyer shall take all necessary action, including causing directors of Buyer to resign or otherwise be removed from their positions as directors of Buyer, so that the Post-Closing Buyer Directors are the board of directors of the Buyer. Buyer shall take all necessary action, including causing executive officers of Buyer to resign or otherwise be removed from their positions effective as of the Closing so that Dario Calogero will be the chief executive officer of Buyer immediately after the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or written waiver (where permissible) by Company and Buyer prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority required to consummate the Transactions that are set forth in Section 9.1(a) of the Company Disclosure Schedule shall have been filed, expired, been terminated, occurred or been obtained, as applicable, pursuant to Applicable Law.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority prohibiting or preventing the Transactions shall have been issued, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending; nor shall there have been any Applicable Law enacted, entered, enforced or deemed applicable to the Transactions which makes the Transactions illegal.

(c) Required Buyer Stockholder Approval. The Required Buyer Stockholder Approval shall have been obtained and remain in full force and effect.

(d) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption, Buyer shall have net tangible assets of at least $5,000,001.

(e) Appointment to the Post-Closing Board of Directors. The Post-Closing Buyer Directors shall have been elected or appointed to the board of directors of Buyer as of the Closing.

9.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of Company and Sellers set forth in this Agreement shall be true and correct as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect on Company.

(d) Deliveries. The Company shall have delivered or caused to be delivered to Buyer or Buyer’s counsel, at Closing, the following:

(i) Officer’s Certificate. Company shall have delivered to Buyer a certificate from Company, signed by an executive officer of Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a) (with respect to the representations and warranties of Company only) and 9.2(b).

(ii) Company Group Good Standing Certificates. Company shall have delivered to Buyer a certificate from the applicable Governmental Authority in each jurisdiction where each Company Group Member is organized (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept).

(iii) Resolutions. Company shall have delivered to Buyer resolutions (or other documentation) reflecting all corporate proceedings of the Company necessary to approve and authorize the execution and delivery of the documentation to be executed at the Closing, accompanied by a certificate signed on behalf of Company by an officer of Company to the effect that such resolutions (or other documentation) remain in full force and effect and have not been amended or modified in any manner.

9.3 Additional Conditions to Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Buyer.

(d) Amended Buyer Charter. Buyer shall have delivered evidence to Company that Buyer has filed the Amended Buyer Charter with the Secretary of State of the State of Delaware.

(e) Listing. The Transaction Securities shall have been approved for listing on the NYSE.

(f) Deliveries. Buyer shall deliver or cause to be delivered to (unless otherwise specified below) Company, or to Company’s counsel, at Closing, the following:

(i) Officer’s Certificate. Buyer shall have delivered a certificate from Buyer, signed by an executive officer of Buyer in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b).

(ii) Founder Shares Agreement. Buyer shall have delivered a copy of the Founder Shares Agreement, duly executed by each Sponsor.

(iii) Registration Rights Agreement. Buyer shall have delivered a counterpart signature of the Amended and Restated Registration Rights Agreement, in the form attached as Exhibit C hereto, duly executed by the Buyer, the Sponsors and founders of Buyer.

(iv) Consideration. Buyer shall have delivered the Cash Consideration and Closing Share Consideration and Note duly executed by Buyer to the applicable Company Stockholders.

(v) Buyer Good Standing Certificates. Buyer shall have delivered to Company a certificate from the applicable Governmental Authority in each jurisdiction where Buyer is organized or qualified to do business certifying that Buyer is in good standing or the jurisdictional equivalent (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept).

(vi) Resolutions. Buyer shall have delivered to Company resolutions in a form reasonably satisfactory to Company reflecting all corporate proceedings of Buyer necessary to approve and authorize the execution and delivery of the documentation to be executed at the Closing, other than the Required Buyer Stockholder Approval, accompanied by a certificate signed on behalf of Buyer by the Secretary of Buyer to the effect that such resolutions remain in full force and effect and have not been amended or modified in any manner.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer, Company and Sellers.

10.2 Unilateral Termination.

(a) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, however, the right to terminate this Agreement under this Section 10.2(a) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause or, or substantially resulted in, such order, decree, ruling or action.

(b) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 11:59 p.m. in San Francisco, California on September 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b)) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in Closing not having occurred on or before such date.

(c) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other, or, in the case of a termination by Buyer, the Company or any Seller, has committed a material breach of (i) any of its representations and warranties under Article III, Article IV or Article V, as applicable, or (ii) any of its covenants under Article VII or Article VIII, as applicable, and the breaching Party has not cured such breach within twenty (20) Business Days after the Party seeking to terminate this Agreement has given the other Party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Section 9.2(a), Section 9.2(b), Section 9.3(a) or Section 9.3(b), as applicable, to be fulfilled or satisfied (treating the Closing Date for such purpose as of the date of such breach); provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a Party if the Party is at that time in material breach of this Agreement.

10.3 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and Section 10.2 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 or Section 10.2 under which such termination is made. In the event of a termination of this Agreement as provided in Section 10.1 or Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Company, or their respective Representatives; provided, however, that the provisions of this Section 10.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and without limiting Section 11.1, nothing herein shall relieve any Party from liability in connection with any willful breach of any of such Party’s representations, warranties or covenants contained herein or any fraud of such Party, in either case, prior to the termination of this Agreement, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty or covenant contained herein by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1 Waiver of Claims Against Trust Account. Reference is made to the IPO Prospectus. Company and each Seller represents and warrants that it has read the IPO Prospectus and understands that Buyer has established the

Trust Account containing the proceeds of the IPO and overallotment shares acquired by Buyer’s underwriters (including interest accrued from time to time thereon) for the benefit of Buyer’s public stockholders (including overallotment shares acquired by Buyer’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Buyer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Buyer Common Stock in connection with the consummation of Buyer’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Stockholders if Buyer fails to consummate a Business Combination within 24 months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income Taxes, and (d) to Buyer after or concurrently with the consummation of its Business Combination. For and in consideration of Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company Group or any Seller does now and shall at any time prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or, or at any time hereafter, to distributions therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement “Public Distributions”), or make any claim against the Trust Account (including any Public Distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Buyer or its Representatives, on the one hand, and Company, any Seller or their respective Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Company and each Seller on behalf of itself and their respective Affiliates hereby irrevocably waives any Released Claims that Company, such Seller or their respective Affiliates may have against the Trust Account now or in the future (in each case, however, prior to the consummation of a Business Combination) as a result of, or arising out of, any negotiations, contracts or agreements with Buyer or its Representatives and will not seek recourse against the Trust Account (including any Public Distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Buyer or its Affiliates). Company and each Seller on behalf of itself and their respective Affiliates agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer and its Affiliates to induce Buyer to enter in this Agreement, and Company and each Seller further intends and understands such waiver to be valid, binding and enforceable against Company, each Seller and their respective Affiliates. To the extent Company, a Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Buyer or its Representatives, Company and each Seller hereby acknowledges and agrees that Company’s, each Seller’s and their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of Company, any Seller or their respective Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any Public Distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit Company’s or the Seller Representative’s right to pursue a claim against Buyer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief pursuant to Section 11.7 (including a claim for Buyer to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption) to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement, or for Buyer’s fraud, and (y) nothing herein shall serve to limit or prohibit any claims that Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Buyer and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Public Announcements. The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Agreements or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Buyer and Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. Notwithstanding the foregoing, following the public announcement of the deal and the Closing, the Seller Representative shall be permitted to publicly announce that it has been engaged to serve as the Seller Representative in connection with the transactions contemplated herein as long as such announcement does not disclose any of the other terms of the Transactions.

11.3 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, cause of action (in law or equity), controversy or dispute arising out of or related to this Agreement, any of the Transactions, the relationship of the Parties, and/or the interpretation, performance and enforcement of the rights and duties of the Parties, whether arising in contract, tort, statutory or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), in each case without giving effect to any conflicts-of-law or other principle that might require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, or if jurisdiction is not proper in such court, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Assignment; Binding Upon Successors and Assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

11.7 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

11.8 Amendments and Waivers. Any term or provision of this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer, Company and, to the extent such amendment, supplement or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, Company, Sellers and Buyer may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the Party against whom such waiver or extension is asserted. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

11.9 Expenses. If the Transactions are not consummated, each Party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement and the Transactions (collectively “Expenses”). If the Transactions are consummated, Buyer shall pay, or cause to be paid, all Expenses at or after the Closing, including the Transaction Expenses.

11.10 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized express courier service or sent by email. Such notices and other communications shall be effective upon receipt if hand delivered or sent by email (with affirmative confirmation of receipt), three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 11.10:

If to Buyer:

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Attention:         Dr. Avi Katz, Chairman and CEO

Email:               Avi@gigcapitalglobal.com

with a copy to:

Crowell & Moring LLP

3 Embarcadero Center, 26th Floor

San Francisco, CA 94111

Attention:         Jeffrey Selman

Email:               jselman@crowell.com

If to the Company and/or any of the Sellers:

Kaleyra S.p.A.

65 Via Teodosio20131

Milan, Italy

Attention:         Dario Calogero and Simone Fubini

Email:               dario.calogero@kaleyra.com; simone.fubini@kaleyra.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:         John T. McKenna

Email:               jmckenna@cooley.com

and

Cooley LLP

1333 2nd St.

Santa Monica, CA 90401

Attention:         Joshua DuClos

Email:               jduclos@cooley.com

If to the Seller Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:         Managing Director

Email:               deals@srsacquiom.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:         John T. McKenna

Email:               jmckenna@cooley.com

and

Cooley LLP

1333 2nd St.

Santa Monica, CA 90401

Attention:         Joshua DuClos

Email:               jduclos@cooley.com

11.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. Any dollar amount included herein shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any other similar qualification in this Agreement. References to “U.S. Dollars” or “US$” shall mean the lawful currency of the United States of America. For purposes of Article III of this Agreement, references to amounts in U.S. Dollars shall include the equivalent value, as of the Agreement Date, of any applicable foreign currency, including for purposes of the thresholds in Section 3.11.

11.12 Third Party Beneficiary Rights. Other than as set forth in Section 8.12 hereof and the last sentence of this Section 11.12, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in, or deemed to have been executed for the benefit of, any client, customer, employee, Affiliate, stockholder or partner of any Party or any other Person that is not a Party hereto or a successor or permitted assign of such Party, and all provisions hereof shall be personal solely between the Parties. Notwithstanding the foregoing, from and after the Closing, (a) to the extent not a Party to this Agreement, the Company Stockholders (and their successors, heirs and representatives) are intended third party beneficiaries of, and may enforce, Article II and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders and Representatives of Company and the Company Stockholders, and any Affiliate of the foregoing (and their successors, heirs and representatives) are intended third party beneficiaries of, and may enforce, Article VI.

11.13 Entire Agreement. This Agreement, the exhibits and schedules hereto and the Ancillary Agreements constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. In furtherance of, and without limiting the foregoing, the Parties acknowledge that (i) the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties, and (ii) except as expressly provided in Article III (as modified by the Company Disclosure Schedule), Article IV, and Article V (as modified by the Buyer Disclosure Schedule), none of the Parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

11.14 Seller Representative.

(a) By the execution and delivery of this Agreement, each of the Sellers on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Shareholder Representative Services LLC, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of the Sellers with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person following the Closing under the terms and provisions of this Agreement and the Ancillary Agreements to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person following the Closing, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements to which the Seller Representative is a party, including, solely in each case, following the Closing: (i) making on behalf of such Person any determinations and taking all actions on their behalf relating to the achievement of the Earnout Shares under Section 2.6 and any disputes with respect thereto; (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under Section 2.6 of this Agreement or any Ancillary Agreements to which the Seller Representative is a party; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable fees and expenses allocable or in any way relating to such Transactions, incurred subsequent to Closing; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Agreements to which the Seller Representative is a party. All decisions and actions by the Seller Representative, shall be binding upon each of the Company Stockholders and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including Buyer, Company and the Company Stockholders may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders hereunder or any Ancillary Agreements to which the Seller Representative is a party. Buyer and Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and neither Company nor any Company Stockholder shall have any cause of action against Buyer or Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. Buyer and Company shall not have any liability to Company or any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under this Agreement or any Ancillary Agreement to which the Seller Representative is a party after the Closing shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder following the Closing shall be made by the Seller Representative (except for a notice under Section 11.14(d)) of the replacement of the Seller Representative).

(c) Following the Closing, the Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible or liable to Company or the Company Stockholders for any losses that the Company or the Company Stockholders may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. Buyer shall indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement or any Ancillary Agreement, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative (collectively, “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse Buyer the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Buyer, any such Representative Losses may be recovered by the Seller Representative from (i) the Sellers and (ii) any Earnout Shares at such time as any such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Buyer from its obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or Buyer or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Buyer set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Agreement in connection with its duties as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of Buyer, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.14 shall survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate in excess of fifty percent (50%) of the Company Stock as of the Closing (or the date of such vote or consent, if earlier)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Buyer in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.15 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that Cooley LLP (“Prior Company Counsel”) has acted as counsel to the Company Group in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Agreements, and the Transactions.

(b) In connection with any matter or dispute under this Agreement, Buyer hereby irrevocably waives and agrees not to assert, and, following the Closing, agrees to cause the Company Group to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company Group and (ii) Prior Company Counsel’s representation of the Seller Representative (collectively, the “Advised Parties”) prior to and after the Closing.

(c) Buyer further agree, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, Company, any of the Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the Agreement Date, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Advised Parties, shall be controlled by the Seller Representative on behalf of the Company Group and shall not pass to or be claimed by Buyer or the Company Group. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative on behalf of the Company Group and shall not pass to or be claimed by Buyer or the Company Group; provided, further, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Company Group) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than the Seller Representative or any of the Company Stockholders, on the other hand, Buyer or the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor the Company Group may waive such privilege without the prior written consent of the Seller Representative. In the event that Buyer or the Company Group is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Seller Representative in writing (including by making specific reference to this Section 11.15) so that the Seller Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(e) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Seller Representative shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Company Group, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Buyer agrees on behalf of itself and the Company Group, (i) to the extent that Buyer or, after the Closing, any Company Group Member, receives or takes physical possession of any Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Advised Parties or any other Person, of the privileges or protections described in this section, and (B) neither Buyer nor any Company Group Member shall assert any claim that any of the Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any Company Group Member has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Deal Communications from Prior Company Counsel so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GIGCAPITAL, INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman & Chief Executive Officer

KALEYRA S.P.A.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Kimberly Angilly
Name:	Kimberly Angilly
Title:	Director

ESSE EFFE S.P.A.

By:	/s/ Simone Fubini
Name:	Simone Fubini
Title:	Presidente del consiglio di amministruzie Chairman of the Board

MAYA INVESTMENTS LIMITED

By:	/s/ Eugenia Rotaru
Name:	Eugenia Rotaru
Title:	Director

IPAI TERRY HSIAO

By:	/s/ Ipai Terry Hsiao
Name:	Ipai Terry Hsiao

GIACOMO DALL’AGLIO

By:	/s/ Giacomo Dall’Aglio
Name:	Giacomo Dall’Aglio

ALEX MILANI

By:	/s/ Alex Milani
Name:	Alex Milani

LUCA GIARDINA PAPA

By:	/s/ Luca Giardina Papa
Name:	Luca Giardina Papa

[SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]

HONG KONG PERMANENT SHINE LIMITED

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Title:	Authorized Signatory

FILIPPO MONASTRA

By:	/s/ Filippo Monastra
Name:	Filippo Monastra

MATTEO CASTELUCCI

By:	/s/ Matteo Castelucci
Name:	Matteo Castelucci

KIRK TSAI

By:	/s/ Kirk Tsai
Name:	Kirk Tsai

JUSTYNA MIZIOLEK

By:	/s/ Justyna Miziolek
Name:	Justyna Miziolek

ERJON METKO

By:	/s/ Erjon Metko
Name:	Erjon Metko

CLAUDIO IPPOLITO

By:	/s/ Claudio Ippolito
Name:	Claudio Ippolito

ANDREA RICCARDI

By:	/s/ Andrew Riccardi
Name:	Andrew Riccardi

FRANCESCO VIZZONE

By:	/s/ Francesco Vizzone
Name:	Francesco Vizzone

[SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]

SCHEDULE I

SELLERS

Shareholders	No. of Shares
Esse Effe S.p.A.	55,000
Maya Investments Limited	45,000
Ipai Terry Hsiao	1,575
Giacomo Dall’Aglio	1,377
Alex Milani	1,377
Luca Giardina Papa	1,377
Hong Kong Permanent Shine Limited	1,318
Filippo Monastra	1,032
Matteo Castelucci	687
Kirk Tsia	650
Justyna Miziolek	516
Erjon Metko	171
Claudio Ippolito	171
Andrea Riccardi	171
Francesco Vizzone	171
Total	110,593

SCHEDULE II

CLOSING CONSIDERATION1

If the Redemption Percentage is equal to or greater than 87.5%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$0	4,705,510	$12,000,000
Maya Investments Limited	$0	4,387,736	$3,000,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$0	10,181,819	$15,000,000

If the Redemption Percentage is greater than 75% but less than 87.50%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$3,000,000	4,385,510	$9,000,000
Maya Investments Limited	$750,000	4,307,736	$2,250,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$3,750,000	9,781,819	$11,250,000

[1]

If the aggregate Closing Share Consideration is adjusted pursuant to the definition of Closing Share Consideration, then the Closing Share Consideration to which each Company Stockholder shall be entitled shall be increased or reduced, as applicable, on a pro rata basis.

If the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$6,000,000	4,065,510	$6,000,000
Maya Investments Limited	$1,500,000	4,227,736	$1,500,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$7,500,000	9,381,819	$7,500,000

If the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$9,000,000	3,759,510	$3,000,000
Maya Investments Limited	$2,250,000	4,151,236	$750,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$11,250,000	8,999,319	$3,750,000

If the Redemption Percentage is less than 50.00%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$12,000,000	3,453,510	$0
Maya Investments Limited	$3,000,000	4,074,736	$0
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$15,000,000	8,616,819	$0

SCHEDULE III

EARNOUT SHARES2

If the Redemption Percentage is equal to or greater than 87.5%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	630,194	630,211
Maya Investments Limited	587,643	587,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,363,633	1,363,639

If the Redemption Percentage is greater than 75% but less than 87.50%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	790,203	790,203
Maya Investments Limited	627,643	627,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,563,642	1,563,631

[2]

If the aggregate number of 2019 Earnout Shares or 2020 Earnout Shares is reduced pursuant to Section 2.6 of this Agreement, then the 2019 Earnout Shares or 2020 Earnout Shares, as applicable, to which each Company Stockholder shall be entitled shall be reduced on a pro rata basis.

If the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	950,194	950,211
Maya Investments Limited	667,643	667,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,763,633	1,763,639

If the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	1,103,203	1,103,203
Maya Investments Limited	705,893	705,893
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,954,892	1,954,881

If the Redemption Percentage is less than 50.00%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	1,256,194	1,256,211
Maya Investments Limited	744,143	744,143
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	2,146,133	2,146,139

SCHEDULE IV

RESTRICTED STOCK UNITS

1.

Following the Closing, each of the individuals listed in the tables below shall, subject to the approval of the board of directors of Buyer, be issued the number of restricted stock units of Buyer under the Post-Closing Equity Incentive Plan as set forth next to such individual’s name in Sections 2-4 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by Buyer and Company of an agreement in a form reasonably acceptable to Buyer and Company pursuant to which such individual agrees to waive any right to receive any stock options or any other equity interests of Company or Buyer or any of their Subsidiaries and agrees to release all indemnification or other claims against Buyer and Company for any failure by Company to issue stock options or other equity interests of Company or any of its Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule IV shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Company, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer, Company or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the board of directors of Buyer and any restrictions deemed appropriate or necessary by the board of directors of Buyer. An individual shall be eligible to receive a grant only if he or she is a service provider to Buyer, Company or any of its Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Post-Closing Equity Incentive Plan and the form of agreement thereunder.

2.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Buyer Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date or (y) Buyer completes a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property.

Individual	Restricted Stock Units
Soren Schaff	130,201
Ipai Terry Hsiao	86,938
Kirk Tsai	61,966
Bill Peters	30,829
Tor Soevik	37,303
Aniketh Jain	154,556
Ashish Agarwal	154,556
Mohamad Faraz	34,940
Vinay Jain	34,940
Shivam Prasad	34,940
Ankit Jain	27,232
Pavan Kumar	10,174
Anudeep Bangaru	19,011
Mohammad Naushad	19,011
Nachappa P. J.	28,979

Swetha G	19,833
Bhagath G J V Papolu	17,367
Prashanth A.	15,209
Madhusudhan Aithal K	19,526
Sudarvendan Chandrasekaran	14,387
Rakesh Kundula	20,039
Ajay Kumar Prasad	26,205
Pavan S Shetiya	20,039
Total	1,018,181

3.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the final determination that Company Stockholders are entitled to receive 2019 Earnout Shares under Section 2.6 of this Agreement; provided, that, if it is finally determined pursuant to Section 2.6 of this Agreement that the Company Stockholders are not entitled to receive any 2019 Earnout Shares, the restricted stock units set forth below shall be automatically forfeited.

Individual	Restricted Stock Units
Soren Schaff	17,438
Ipai Terry Hsiao	11,644
Kirk Tsai	8,299
Bill Peters	4,129
Tor Soevik	4,996
Aniketh Jain	20,700
Ashish Agarwal	20,700
Mohamad Faraz	4,680
Vinay Jain	4,680
Shivam Prasad	4,680
Ankit Jain	3,647
Pavan Kumar	1,363
Anudeep Bangaru	2,546
Mohammad Naushad	2,546
Nachappa P. J.	3,881
Swetha G	2,656
Bhagath G J V Papolu	2,326
Prashanth A.	2,037
Madhusudhan Aithal K	2,615
Sudarvendan Chandrasekaran	1,927
Rakesh Kundula	2,684
Ajay Kumar Prasad	3,509
Pavan S Shetiya	2,684
Total	136,367

4.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the final determination that Company Stockholders are entitled to receive 2020 Earnout Shares under Section 2.6 of this Agreement; provided, that, if it is finally determined pursuant to Section 2.6 of this Agreement that the Company Stockholders are not entitled to receive any 2020 Earnout Shares, the restricted stock units set forth below shall be automatically forfeited.

Individual	Restricted Stock Units
Soren Schaff	17,437
Ipai Terry Hsiao	11,643
Kirk Tsai	8,299
Bill Peters	4,129
Tor Soevik	4,996
Aniketh Jain	20,699
Ashish Agarwal	20,699
Mohamad Faraz	4,679
Vinay Jain	4,679
Shivam Prasad	4,679
Ankit Jain	3,647
Pavan Kumar	1,362
Anudeep Bangaru	2,546
Mohammad Naushad	2,546
Nachappa P. J.	3,881
Swetha G	2,657
Bhagath G J V Papolu	2,326
Prashanth A.	2,037
Madhusudhan Aithal K	2,615
Sudarvendan Chandrasekaran	1,927
Rakesh Kundula	2,684
Ajay Kumar Prasad	3,510
Pavan S Shetiya	2,684
Total	136,361

EXHIBIT A

FORM OF FOUNDER SHARES AGREEMENT

[Attached]

EXHIBIT A

FORM OF FOUNDER SHARES AGREEMENT

FOUNDER SHARES AGREEMENT

February 22, 2019

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Kaleyra, S.p.A.

65 Via Teodosio

20131

Milan, Italy

Re: Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain Stock Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of the date hereof, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra, S.p.A., a company with shares formed under the laws of Italy (the “Company”), the shareholders of Kaleyra identified therein (the “Sellers”) and Shareholder Representative Services LLC, as the representative of the Sellers (the “Seller Representative”), and (ii) that certain letter agreement (the “Insider Letter”), dated December 7, 2017, between Buyer and each of GigAcquisitions, LLC, a Delaware limited liability company (“GigAcquisitions”), and Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen”), Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein” and together with GigAcquisitions, Cowen and Silverberg, the “Sponsors”, and each a “Sponsor”), with respect to certain matters, including the transfer of shares of common stock of Buyer (“Common Stock”) held of record by each of the Sponsors (as further described on Exhibit A hereto, the “Founder Shares”). This letter agreement (this “Agreement”) represents the “Founder Shares Agreement” contemplated by the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In order to induce the Buyer and Sellers to enter into the Purchase Agreement and to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor, hereby agrees, for the benefit of Buyer, Sellers and the Seller Representative, as follows:

1. Each Sponsor agrees that, notwithstanding anything to the contrary contained in the Insider Letter, the number of Founder Shares with respect to each Sponsor as is set forth opposite such Sponsor’s name under the column on Exhibit A that corresponds to the range within which the actual Redemption Percentage falls (as to each such Sponsor, its “Sponsor Earnout Shares”) shall be subject to vesting and forfeiture as follows:

(a) 50% of such Sponsor’s Sponsor Earnout Shares (the “2019 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant to Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Revenue multiplied by 1.3 (the “2019 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Adjusted EBITDA multiplied by 1.45 (the “2019 Adjusted EBITDA Target”) and (C) the 2019 Earnout Shares have become issuable as a result thereof. To the extent

1

that the 2019 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2019 is at least 80% of the 2019 Revenue Target but less than the 2019 Revenue Target, then the number of 2019 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2019 is below the 2019 Revenue Target and the remaining 2019 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(a);

(b) 50% of such Sponsor’s Sponsor Earnout Shares (the “2020 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2020 is equal to or greater than the product of the Revenue for Fiscal Year 2019 multiplied by 1.3 (the “2020 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2020 is equal to or greater than the product of Adjusted EBITDA for Fiscal Year 2019 multiplied by 1.45 (the “2020 Adjusted EBITDA Target”) and (C) the 2020 Earnout Shares have become issuable as a result thereof. To the extent that the 2020 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2020 is at least 80% of the 2019 Revenue Target but less than the 2020 Revenue Target, then the number of 2020 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2020 is below the 2020 Revenue Target and the remaining 2020 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(b); and

(c) Any Sponsor Earnout Shares that have not yet vested, or been forfeited in accordance with Section 4(a) or 4(b), shall irrevocably vest if, and concurrently with, Earnout Shares becoming issuable under the Purchase Agreement on account of an Acceleration Event.

2. Each Sponsor hereby irrevocably and unconditionally agrees that, prior to the vesting of such Sponsor’s Sponsor Earnout Shares, such Sponsor shall not Transfer (as defined below) all or any portion of such Sponsor’s Sponsor Earnout Shares, other than to a permitted transferees described in Section 9 of the Insider Letter who enters into a written agreement for the benefit of the parties to this Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of this Agreement; provided that, following such Transfer, such Sponsor continues to beneficially own such transferred Sponsor Earnout Shares for all purposes, including voting rights.

3. “Transfer” shall mean (a) any direct or indirect offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation, grant of any option to purchase or otherwise dispose of, grant of any interest in or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation or other transfer (by operation of law or otherwise), of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the Sponsor Earnout Shares, (b) the entry into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares, whether any such transaction is to be settled by delivery of such Sponsor Earnout Shares or interest in such Sponsor Earnout Shares, in cash or otherwise or (c) the public announcement of any intention to effect any transaction described in clause (a) or (b).

4. (a) If any of the 2019 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (a) of Section 1 have not vested pursuant to such clause (a) of Section 1, then upon the final determination that the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2019 Earnout Shares pursuant to the Purchase Agreement, such number of 2019 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2019 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

(b) If any of the 2020 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (b) of Section 1 have not vested pursuant to such clause (b) of Section 1, then upon the final determination that

2

the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2020 Earnout Shares pursuant to the Purchase Agreement, such number of 2020 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2020 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

For the avoidance of doubt, upon any such forfeiture, such forfeited Sponsor Earnout Shares shall be transferred to Buyer for cancellation and in exchange for no consideration. All certificates representing the Sponsor Earnout Shares will have endorsed legends thereon noting that such Sponsor Earnout Shares are subject to the restrictions set forth in this Agreement and such other applicable restrictions under applicable securities laws.

5. Prior to the vesting of any Sponsor Earnout Shares hereunder, the holder of such Sponsor Earnout Shares shall nevertheless retain the right to vote such Sponsor Earnout Shares until such Sponsor Earnout Shares are forfeited.

6. Until Sponsor Earnout Shares have vested or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Sponsors with respect to their Sponsor Earnout Shares if the Sponsor Earnout Shares had vested prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the Sponsors with respect to the Sponsor Earnout Shares (the “Withheld Amount”). If any securities of the Buyer or any other Person are included in the Withheld Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withheld Amount, whether by way of stock splits or otherwise, shall be delivered to the Buyer and included in the “Withheld Amount”, and will be released to the Buyer or the Sponsors, as applicable, upon the release of the corresponding securities. If and when the Sponsor Earnout Shares vest in accordance with Section 1, the Buyer shall release to each Sponsor, the aggregate amount of the Withheld Amount attributable to such Sponsor’s Sponsor Earnout Shares that have vested and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Sponsor Earnout Shares that have not yet vested until such Sponsor Earnout Shares vest, in which case such remaining Withheld Amount shall be released to the Sponsors with respect to their Sponsor Earnout Shares. If all or any portion of the Sponsor Earnout Shares are forfeited to the Buyer in accordance with Section 4, then the portion of the Withheld Amount attributable to the portion of the Sponsor Earnout Shares that have been forfeited to the Buyer shall be automatically forfeited to Buyer without consideration and with no further action required of any person.

7. This Agreement, together with the Purchase Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns.

9. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and

3

irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission to Buyer, the Company and the Seller Representative at the addresses specified in the Purchase Agreement and to the Sponsors at the addresses set forth on Exhibit A.

12. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

13. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

4

Please indicate your agreement to the foregoing by signing in the space provided below.

GIGACQUISITIONS, LLC

By:
Name:	Dr. Avi S. Katz
Title:	Manager

COWEN INVESTMENTS II LLC

By:
Name:
Title:

By:
Irwin Silverberg

By:
Jeffrey Bernstein

GIGCAPITAL, INC.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

KALEYRA S.P.A

By:
Name:	Dario Calogero
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO FOUNDER SHARES AGREEMENT]

5

EXHIBIT A

Holder Name and Address for Notices	Total Founder Shares	Vested Founder Shares[1]	Sponsor Earnout Shares (Equals the number of Founder Shares listed opposite each Sponsor in the column for the range within which the actual Redemption Percentage falls)[2]
			Equal to or greater than 87.50%	Greater than 75.00% but less than 87.50%	Greater than 62.50% but less than or equal to 75.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Less than 50.00%
GigAcquisitions, LLC	3,218,975	1,609,488	1,609,488	1,240,646	871,805	502,965	201,185
2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303

Cowen Investments II LLC	561,092	280,546	280,546	216,254	151,962	87,671	35,068
599 Lexington Ave New York, NY 10022

Irwin Silverberg	222,245	111,123	111,123	85,657	60,191	34,726	13,890
[***] [***] [***]

Jeffrey Bernstein	24,694	12,347	12,347	9,517	6,688	3,858	1,543
[***] [***]
Total	4,027,006	2,013,504	2,013,504	1,552,074	1,090,646	629,220	251,686

[1]	Each Sponsor’s Founder Shares in this column shall not be subject to forfeiture under this Agreement regardless of the Redemption Percentage.
[2]

In addition to the Founder Shares listed under the column headed “Vested Founder Shares”, the portion of each Sponsor’s Founder Shares that do not become Sponsor Earnout Shares, based upon the range within which the actual Redemption Percentage falls, shall not be subject to forfeiture under this Agreement.

6

EXHIBIT B

FORM OF NOTE

[Attached]

EXHIBIT B

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE UNSECURED PROMISSORY NOTE

U.S. $[●]

[●], 2019

[●], California

FOR VALUE RECEIVED, the undersigned, Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (“Maker”), promises to pay to the order of [●], [an individual][entity], (“Payee”), at                              or at such other place as Payee may designate, the principal sum of [●] Dollars ($[●]), with interest thereon as provided in this Unsecured Promissory Note (“Note”).

1. This Note is being executed in connection with the closing of a Stock Purchase Agreement dated as of [●], 2019 by and between Maker, Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Kaleyra”), all of the shareholders of Kaleyra, including Payee (“Sellers”), and [●], as representative for the Sellers (the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As is further set forth in the Purchase Agreement, this Note shall be delivered on the Closing Date, and the principal amount of the Note may be adjusted in accordance with the Purchase Agreement.

2. Fifty percent (50%) of the outstanding principal balance of this Note shall be due and payable on the fifteen month anniversary of the Closing Date. The remaining outstanding principal balance of this Note plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall be due and payable in full on the twenty-four month anniversary of the Closing Date. Notwithstanding the foregoing, in the event that the Maker receives, at any time while principal of this Note remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than Fifty Million Dollars ($50,000,000.00) (the “Financing Proceeds”), fifty percent (50%) of the outstanding principal balance of this Note shall be due and payable to Payee no later than ten (10) Business Days after Maker receives the Financing Proceeds. The remaining outstanding principal balance of this Note after payment of the Financing Proceeds, plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall be due and payable in full on the twenty-four month anniversary of the Closing Date. In the event of a Financing where at any time the Maker receives cash proceeds of such Financing in an amount not less than Seventy-five Million Dollars ($75,000,000.00) (the “Payoff Financing Proceeds”), one hundred percent (100%) of the remaining outstanding principal balance of this Note, plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall due and payable no later than ten (10) Business Days after Maker receives the Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds is hereinafter the “Maturity Date.”

3. Commencing on the date hereof until the earlier of payment in full on (a) the twenty-four month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, interest shall accrue at a fixed interest rate equal to LIBOR plus a margin of one percent (1%) per annum, which interest

1

rate as of the date hereof is [●] percent ([●]%), and which such interest shall be due and payable annually on the date which is the twelve month anniversary of the Closing Date and on the date which is the twenty-four month anniversary of the Closing Date. As used herein, “LIBOR” means the one-year U.S. Dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

4. In the event that this Note is not paid in full on or before the Maturity Date, then at any time after the sixtieth business day after the Maturity Date and assuming payment in full has not been made prior to such date, the outstanding principal amount of this Note together with all accrued but unpaid interest thereon may be converted, in part or in whole, at the option of Payee, into shares of Maker’s common stock, par value $0.001 per share (the “Common Stock”) as provided below. A conversion of any portion of this Note into shares of Common Stock shall be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). As used herein, the term “Current Market Price” means, generally, the average VWAP for the 20 consecutive trading days ending on the date that is five trading days prior to the date of conversion. As used herein, the term “VWAP” means, for any trading day, the volume weighted average trading price of the Common Stock for such trading day on the NYSE (or if the Common Stock is no longer traded on the NYSE, on such other exchange as the Common Stock are then traded). To effect a conversion under this Section 4, Payee shall provide written notice of such conversion to Maker, along with such other documents required under Section 5 hereof, at least three Business Days prior to the date of conversion, and the written notice shall state the date on which the conversion will occur.

5. As soon as practicable after conversion of this Note pursuant to Section 4 hereof, Payee agrees to surrender this Note for conversion at the principal office of Maker and agrees to execute all appropriate documentation necessary to effect such conversion. As soon as practicable thereafter, Maker, at its expense, will cause to be issued in the name of and delivered to Payee, a certificate or certificates for the number of shares of Common Stock to which Payee shall be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for Maker). Such conversion shall be deemed to have been made immediately prior to the close of business on the applicable conversion date set forth in Section 4 above, regardless of whether the Note has been surrendered on such date, provided that Maker shall not be required to issue a certificate for shares to Payee prior to the surrender of this Note. No fractional shares will be issued on conversion of this Note; in lieu of any fractional share to which Payee would otherwise be entitled, Maker shall pay to Payee the amount of the outstanding principal balance and/or accrued interest due that is not so converted, such payment to be in cash or by check. Payee understands that Payee shall not have any of the rights of a stockholder with respect to the shares of Common Stock issuable upon conversion of any principal or accrued interest of this Note, until such principal or accrued interest is converted into capital stock of Maker as provided herein.

6. This Note is one of a series of individual Notes issued by the Maker to one or more Sellers pursuant to the terms of the Purchase Agreement. This Note shall rank at all times at least pari passu in right of priority of payment and in all other respects with all other Notes issued by Maker to such Sellers pursuant to the Purchase Agreement.

7. If any day on which a payment of principal or interest is due is not a Business Day, then such payment shall be due on the next succeeding Business Day.

8. Maker represents and warrants as follows:

(a)

Maker is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

2

(b)

The execution, delivery, and performance of this Note are within Maker’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Maker’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Maker is a party or by which Maker is bound;

(c)

Except as disclosed in writing to Payee prior to the date hereof, there is no action, suit or proceeding affecting Maker pending or, to Maker’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(d)

This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; and

(e)

The incurrence of Maker’s obligations under this Note will not cause Maker to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Maker is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

9. It shall be an “Event of Default” under this Note if:

(a)	Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure;

(b)

Maker commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 9(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(e)	Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 9(b), (c) and (d);

(f)	Maker breaches any representation or warranty contained in this Note;

(g)	Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(h)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

10. Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and

3

any and all other amounts payable hereunder, and all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and/or collection of this Note, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable Law. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

11. This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

12. Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The Maker waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, with notice to but without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

13. No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

14. Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

15. Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

16. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered in the manner provided in the Purchase Agreement.

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER” Kaleyra, Inc., a Delaware corporation

By:

4

EXHIBIT C

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Attached]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

KALEYRA, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT is entered into as of the [    ] day of [                ], 2019, by and among Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), Shareholder Representative Services LLC, as representative for certain stockholders of the Company (the “Seller’s Representative”), and each of the Holders listed on Schedule A hereto (each such party, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively, the “Holders”).

WHEREAS, on October 11, 2017, the Company and each of GigAcquisitions, LLC, a Delaware limited liability company (“Gig Acquisitions”), Cowen Investments LLC, a Delaware limited liability company, Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein”) entered into separate subscription agreements pursuant to which the Company issued and sold an aggregate of 4,267,500 shares (the “Founder Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), to the Founders (as defined below); provided, that up to an aggregate of 562,500 Founder Shares are subject to forfeiture if the over-allotment option (the “Over-allotment Option”) in connection with the Company’s initial public offering is not exercised in full;

WHEREAS, Cowen Investments II LLC, a Delaware limited liability company (“Cowen Investments”) has succeeded to the interests of Cowen Investments LLC, and Cowen Investments, Gig Acquisitions, Silverberg and Bernstein are collectively referred to herein as the “Founders”;

WHEREAS, on November 14, 2017, the Company and the Founders agreed to the cancellation of an aggregate of 20,000 Founder Shares (but the number of Founder Shares subject to forfeiture did not change);

WHEREAS, on December 7, 2017, the Company and the Founders agreed to the cancellation of an aggregate of 718,750 additional Founder Shares and to reduce the number of such shares subject to forfeiture to 468,750 Founder Shares;

WHEREAS, on December 7, 2017, the Company issued and sold 20,000 shares of Common Stock to each of John Mikulsky, Peter Wang and Jack Porter, the Company’s independent directors, and 5,000 shares of Common Stock to Barrett Daniels, the then Company’s Vice President and Chief Financial Officer (collectively, the “Insider Shares”) solely in consideration of future services;

WHEREAS, on December 7, 2017, the Company and the Founders entered into separate unit purchase agreements, pursuant to which the Founders agreed to purchase an aggregate of 489,500 units of the Company (or up to 498,256 units of the Company if the Over-allotment Option is exercised in full) (the “Private Placement Units”), with each such unit consisting of one share of Common Stock (all of such shares, collectively, the “Private Shares”), one right to receive one-tenth (1/10) of one share of Common Stock (the “Rights”) and three-quarters (3/4) of a warrant to purchase one share of Common Stock at an exercise price of $11.50 per share (all of such warrants, collectively, “Private Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, the Company and certain of the Holders (the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of December 7, 2017, by and among the Company and the parties listed under Holders on the signature page thereto (the “Existing Registration Rights Agreement”);

1

WHEREAS, on December 12, 2017, the Company announced the closing of its initial public offering of Common Stock, on January 11, 2018, the Company announced the closing of the Over-allotment Option, and in the aggregate the Founders purchased 498,256 Private Placement Units;

WHEREAS, on June 6, 2018, Barrett Daniels submitted a letter of resignation from his position as the Vice President and Chief Financial Officer, effective as of July 1, 2018, and in connection with his resignation, he also forfeited any Insider Shares that he owned, whether directly or indirectly;

WHEREAS, on February 22, 2019, the Company entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), by and between the Company, Kaleyra S.p.A. (“Kaleyra”), the shareholders of Kaleyra (the “Sellers”), and the Seller’s Representative, who is acting as the representative of the Sellers;

WHEREAS, pursuant to the Stock Purchase Agreement, and in consideration of the Company’s purchase of shares of Kaleyra common stock, the Company is issuing [                ] shares of Common Stock to the Sellers at the closing of the transaction provided for by the Stock Purchase Agreement (the “Closing Share Consideration”), may issue to certain of the Sellers Convertible Unsecured Promissory Notes that are convertible into shares of Common Stock (the “Convertible Notes”), and may in the future issue additional shares of Common Stock (the “Earnout Shares”);

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement that the parties hereto amend and restate the Existing Registration Rights Agreement by entering into this Agreement, pursuant to which the Company shall grant the Holders (as defined below) certain registration rights with respect to the Registrable Securities (as defined below), as set forth in this Agreement; and

WHEREAS, the Founders, the Insiders, Sellers and the Company desire to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by Holders (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Holders agree that the Existing Registration Rights Agreement shall be amended and restated, and the parties hereto further agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common Control with, such specified Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person (it being understood that (i) the parties to the Investor Rights Agreement shall not be deemed to be Affiliates of one another solely due to their being party to the Investor Rights Agreement, and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Holder). The terms “affiliated” and “unaffiliated” shall have correlative meaning.

“Agreement” means this Amended and Restated Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Alternative Transaction” has the meaning set forth in Section 2.1.1.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act on Form S-3ASR.

2

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Bernstein” has the meaning set forth in the Recitals.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday or other day on which banks are generally not open for business in the city of New York, New York.

“Closing Share Consideration” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Company” is defined in the Preamble to this Agreement.

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Notes” has the meaning set forth in the Recitals.

“Cowen Investments” has the meaning set forth in the Recitals.

“Damages” has the meaning set forth in Section 4.1.

“Demand” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Demanding Notice” has the meaning set forth in Section 2.1.1.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.1.

“Determination Date” has the meaning set forth in Section 2.2.6.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Existing Registration Rights Agreement” has the meaning set forth in the Recitals.

“Form S-3” has the meaning set forth in Section 2.3.

“Founder Registrable Securities” means (i) all Common Stock (including any shares of the Common Stock issued or issuable upon exercise of the Warrants), (ii) Warrants and (iii) all other securities issued in respect of such Common Stock or Warrants or into which such Common Stock or Warrants are later converted or reclassified, in each case of clauses (i)-(iii), in each case held by any Founder or any Affiliate of the foregoing, and their respective Permitted Transferees, whether now owned or hereafter acquired.

3

“Founder Shares” has the meaning set forth in the Recitals.

“Founders” has the meaning set forth in the Recitals.

“Free Writing Prospectus” means a free—writing prospectus, as defined in Rule 405 of the Securities Act.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including FINRA and any national or regional stock exchange on which the Common Stock is then listed or is proposed to be listed), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” and “Holders are defined in the Preamble to this Agreement.

“Holder Parties” has the meaning set forth in Section 4.1.

“Indemnified Party” has the meaning set forth in Section 4.3.

“Indemnifying Party” has the meaning set forth in Section 4.3.

“Insider Letters” means those certain letter agreements, each dated December 7, 2017, in one case by and among the Company and each of the Founders, and in the other case by and among the Company and each of its executive officers and directors.

“Insider Shares” has the meaning set forth in the Recitals.

“Insiders” has the meaning set forth in the Recitals.

“Inspectors” has the meaning set forth in Section 3.7.

“Joinder” means a joinder to this Agreement in the form of Exhibit A attached hereto.

“Listing” means, with respect to a security, the listing of such security for trading on the relevant stock exchange in compliance with the rules and regulations of such stock exchange, which listing may be subject to official notice of issuance.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) one year after the date of the closing of the first purchase of the capital stock of Kaleyra by the Company pursuant to the Stock Purchase Agreement (the “Business Combination”) or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, except in each case (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of a Holder (if applicable), or any affiliates of such person, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in

4

the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to its completion of the Business Combination; or (g) if applicable, by virtue of the laws of Delaware or a Holder’s limited liability company agreement upon dissolution of such Holder; provided, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

“Maximum Offering Size” has the meaning set forth in Section 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.2.

“NYSE” shall mean the New York Stock Exchange.

“Order” means any judgment, decision, writ, order, injunction, award, decree or other determination of or by any Governmental Authority.

“Over-allotment Option” has the meaning set forth in the Recitals.

“Permitted Transferees” shall mean (i) a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, pursuant to the Insider Letters, (ii) an Affiliate of a Holder, and (iii) any Person who, after such transfer, holds at least [100,000] shares of Registrable Securities (subject to appropriate adjustments for stock splits, stock dividends, combinations, and other recapitalizations).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Registration” has the meaning set forth in Section 2.3.

“Private Placement Units” has the meaning set forth in the Recitals.

“Private Shares” has the meaning set forth in the Recitals.

“Private Warrants” has the meaning set forth in the Recitals.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Offering” means the offer for sale of securities pursuant to an effective Registration Statement filed under the Securities Act.

“Records” has the meaning set forth in Section 3.7.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

5

“Registrable Securities” means (i) all of the outstanding Founder Shares, (ii) all of the Insider Shares, (iii) all of the outstanding Private Placement Units and underlying securities, including the Private Shares, the Private Warrants, the Rights, the shares of Common Stock issued or issuable upon the exercise of any Private Warrants, and the shares of Common Stock into which the Rights are convertible or converted, (iv) all of the Closing Share Consideration, (v) all of the Earnout Shares, (vi) all of the Common Stock that may issue upon the conversion of the Convertible Notes, (vii) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company issuable upon the conversion of any working capital loans made to the Company by a Holder, and (viii) any outstanding share of Common Stock or any other equity security (including shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company held by a Holder as of the date of this Agreement. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i) – (viii). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations.

“Registration Actions” has the meaning set forth in Section 2.6.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Participant” means, with respect to any Registration, including a public sale or shelf take-down, any holder of Registrable Securities participating as a selling stockholder in such Registration; provided, that a holder of Registrable Securities shall not be considered a Registration Participant in connection with a shelf registration unless and until such holder of Registrable Securities participates in a shelf take-down.

“Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering

6

and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Remaining Registrable Securities” has the meaning set forth in Section 2.2.5.

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rights” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“S-3 Shelf Eligible” means the Company is eligible to use Form S-3 in connection with a secondary public offering of its equity securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, in accordance with SEC Guidance.

“SEC” means the Securities and Exchange Commission or any similar agency having jurisdiction to enforce the Securities Act.

“SEC Guidance” means (i) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (ii) any oral or written comments, requirements or requests of the SEC or its staff, (iii) the Securities Act and the Exchange Act and (iv) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Seller Registrable Securities” means (i) all Common Stock and (ii) all other securities issued in respect of such Common Stock into which such Common Stock are later converted or reclassified, in each case of clauses (i)-(ii), in each case held by any Seller and their respective Permitted Transferees, whether now owned or hereafter acquired.

“Sellers” has the meaning set forth in the Recitals.

“Seller’s Representative” is defined in the Preamble to this Agreement.

“Shelf Public Offering” has the meaning set forth in Section 2.2.2.

“Shelf Public Offering Notice” has the meaning set forth in Section 2.2.2.

“Shelf Public Offering Request” has the meaning set forth in Section 2.2.2.

“Shelf Registration” has the meaning set forth in Section 2.2.1.

“Shelf Registration Statement” means a Registration Statement filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering the offer and sale of all or any portion of the Registrable Securities, as applicable.

“Shelf Registered Securities” means any Registrable Securities whose offer and sale is registered pursuant to a Registration Statement filed in connection with a Shelf Registration (including an Automatic Shelf Registration Statement).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

7

“Subsidiaries” means, with respect to any Person, any Affiliate controlled by such Person, directly or indirectly through one or more intermediaries.

“Suspension Notice” has the meaning set forth in Section 2.6.

“Suspension Period” has the meaning set forth in Section 2.6.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” means warrants to purchase shares of Common Stock.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to Register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 under the Securities Act and (ii) is not an “ineligible issuer” as defined in Rule 405 promulgated under the Securities Act.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Demand Rights. Subject to the terms and conditions of this Agreement, from and after the date that the Company consummates the transactions contemplated by the Stock Purchase Agreement, and at any time at which the Company is not in compliance with its obligations under Section 2.2 to file and maintain the effectiveness of a Shelf Registration Statement, if Seller Representative, Cowen Investments or the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) provide(s) notice (a “Demand”) requesting that the Company effect the Registration (a “Demand Registration”) under the Securities Act of any or all of the Seller Registrable Securities or Founder Registrable Securities, as the case may be, which Demand shall specify the number of such Registrable Securities to be registered by the Demanding Holders and the intended method or methods of disposition of such Registrable Securities, the Company shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration of the offer and sale of such Registrable Securities under the Securities Act and applicable state securities laws, under a Registration Statement on such form as may be permitted under SEC Guidance (which shall be on Form S-3 or Form S-3ASR, to the extent permitted by SEC Guidance), and to keep such Registration Statement (the “Demand Registration Statement”) effective for so long as is necessary to permit the disposition of such Registrable Securities, in accordance with the intended method or methods of disposition stated in such Demand. The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand, notify, in writing (the “Demand Notice”), all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within twenty (20) Business Days after the receipt by the Holder of the Demand Notice. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in a Registration pursuant to a Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 (not counting any Demand Registration initiated solely by Cowen Investments), subject to the limitations set forth in Section 2.8 of this Agreement; provided, that in each case, that

8

(i) the gross proceeds reasonably anticipated to be generated from the offering subject to such Demand Registration (as determined in good faith by the relevant Demanding Holders and their Underwriters) equals or exceeds $15,000,000, and (ii) the Company will not be required to effect more than one Demand Registration in any consecutive 90-day period; provided, however, that a Demand Registration shall not be counted for such purposes unless the Demand Registration Statement shall have been deemed effective in accordance with Section 2.1.2 of this Agreement. A Demand Registration Statement may be for an offering of securities on a delayed or continuous basis under Rule 415 of the Securities Act and shall be on such appropriate form that the Company is eligible to use pursuant to SEC Guidance as shall be selected by the Company and as shall permit the intended method or methods of distribution specified by the Demanding Holders, including a distribution to, and resale by, the partners, equityholders or Affiliates of the Demanding Holders. At the request of the Demanding Holders, the “Plan of Distribution” section of any Registration Statement filed in respect of a Demand Registration or Shelf Registration (as defined below) shall permit, in addition to firm commitment Underwritten Offerings, any other lawful means of disposition of Registrable Securities, including agented transactions, block trades, sales directly into the market, purchases or sales by brokers, derivative transactions, short sales, stock loan or stock pledge transactions and sales not involving a Public Offering (each, an “Alternative Transaction”). The Underwriter or Underwriters selected for any Underwritten Offering registered pursuant to a Demand shall be selected in accordance with Section 3.6. Upon receipt of a Demand, the Company shall promptly give written notice of such Demand to each other Holder of Registrable Securities in the manner provided in Section 2.3, and the Company shall, subject to Section 2.1.3, use its commercially reasonable efforts to effect the registration on a Demand Registration Statement under the Securities Act of the offer and sale of the Registrable Securities that the Holders, whether in connection with the exercise of Demand rights pursuant to Section 2.1 or piggyback rights pursuant to Section 2.3 below, have requested the Company to register; provided, that the Company may also include in such Demand Registration Statement securities to be sold for its own account, subject to Section 2.1.3. The rights of Holders with respect to a Demand shall be subject to Suspension Periods, as provided in Section 2.6. The terms and conditions of any customary underwriting or purchase arrangements pursuant to which Registrable Securities shall be sold in a Demand shall be approved by the Demanding Holders holding a majority of the Registrable Securities included in the Demand Registration Statement for the Demanding Holders.

2.1.2 Fulfillment of Registration Obligations. Notwithstanding any other provision of this Agreement, a Demand Registration shall not be deemed to have been effected (A) if the Demand Registration Statement has not become effective; (B) if, after the Demand Registration Statement has become effective, such Demand Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason (other than as a result of a misrepresentation or an omission by any Demanding Holders or another reason attributable to the Demanding Holders) and the Registrable Securities requested to be registered cannot legally be distributed pursuant to such Demand Registration Statement; (C) if such Demand Registration Statement does not remain effective for the period required under Section 3.1; (D) in the event of an Underwritten Offering or Alternative Transaction, if the conditions to closing specified in the relevant underwriting or other agreement entered into in connection with such Demand Registration are not satisfied or waived (other than by reasons primarily attributable to the Demanding Holders); and (E) if the Common Stock and Registrable Securities, as the case may be, have not been approved for Listing.

2.1.3 Priority. In connection with an Underwritten Offering registered pursuant to a Demand Registration, if the managing Underwriter advises the Company that, in its view, the number of Registrable Securities requested to be included in the Underwritten Offering registered under such Demand Registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of securities that can be sold without having a material and adverse effect on such offering, including the price at which such securities can be sold (with respect to any such offering, the “Maximum Offering Size”), the Company shall include in such offering the following securities, in the priority listed below, up to the Maximum Offering Size:

(i) first, Registrable Securities that are requested to be included in such offering pursuant to Section 2.1, on a pro rata basis based on the requesting Holders’ beneficial ownership of Registrable

9

Securities; provided that to the extent a reduction in Registrable Securities included in such offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes;

(ii) second, any other securities that are requested to be included in such offering pursuant to the exercise of piggyback rights by any persons with rights to participate therein; and

(iii) third, all shares of Common Stock that are requested to be included in such offering by the Company for its own account.

2.1.4. Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s), if any, of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.4; provided that if the Company pays such expenses related to a Demand Registration, such registration shall count as a Demand Registration for purposes of Section 3.6.

2.2 Shelf Registration Statements.

2.2.1 Initial Shelf Registration. Provided (i) the Company is S-3 Shelf Eligible and (ii) a Shelf Registration on a Form S-3 registering Registrable Securities for resale is not then effective (subject to any applicable Suspension Period), the Company shall use its reasonable best efforts to file and make effective as soon as practicable, a Registration Statement on Form S-3 for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), with respect to all of the Registrable Securities. The Company shall promptly give notice (via facsimile or electronic transmission) at least ten (10) Business Days prior to the anticipated filing date of such Shelf Registration to all Holders of Registrable Securities, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request by written notice to the Company, given within five (5) Business Days after such Holders are given the Company’s notice of the Shelf Registration. The “Plan of Distribution” section of such Shelf Registration shall permit, in addition to firm commitment Underwritten Offerings, any other lawful means of disposition of Registrable Securities, including Alternative Transactions. With respect to each Shelf Registration, the Company shall use its reasonable best efforts to cause such Registration Statement to remain effective until the date set forth in Section 3.1(ii). No Holder shall be entitled to include any of its Registrable Securities in a Shelf Registration unless such Holder has complied with Section 3.19. The obligations set forth in this Section 2.2.1 shall not apply if the Company has a currently effective Automatic Shelf Registration Statement covering all Registrable Securities in accordance with Section 2.2.6 and has otherwise complied with its obligations pursuant to this Section 2. The rights of with respect to any Shelf Registration shall be subject to Suspension Periods, as provided in Section 2.6.

2.2.2 Shelf Take-Downs. A Holder of Shelf Registered Securities may sell pursuant to the Shelf Registration Statement from time to time in accordance with the plan of distribution set forth in the Shelf Registration Statement. A Holder or Holders of Shelf Registered Securities may also request (the “Shelf Public Offering Request”) that a shelf take-down be in the form of an Underwritten Offering (a “Shelf Public Offering”) if the gross proceeds reasonably anticipated to be generated from the sale of the Shelf Registered Securities (as determined in good faith by the relevant Holders and their Underwriters) equals or exceeds $15,000,000. Promptly upon receipt of a Shelf Public Offering Request, the Company shall provide notice (the “Shelf Public Offering Notice”) of such proposed Underwritten Offering (which notice shall state the material terms of such proposed Underwritten Offering, to the extent known, as well as the identity of the Shelf Public Offering Requesting Holder) to the other Holders holding Shelf Registered Securities. Such other Holders may,

10

by written request to the Company and the Shelf Public Offering, within one (1) Business Day after receipt of such Shelf Public Offering Notice, offer and sell up to all of their Shelf Registered Securities of the same class or series as the Shelf Registered Securities proposed to be sold in such Underwritten Offering. No Holder shall be entitled to include any of its Registrable Securities in a Shelf Public Offering unless such Holder has complied with Section 3.19. The Underwriter or Underwriters selected for such Underwritten Offering shall be selected in accordance with Section 3.6. The terms and conditions of any customary underwriting or purchase arrangements pursuant to which Registrable Securities shall be sold in a Shelf Public Offering shall be approved by the Shelf Public Offering Requesting Holder.

2.2.3 Priority. In a Shelf Public Offering, if the managing Underwriter advises the Company and the Shelf Public Offering Requesting Holder that, in its view, the number of Registrable Securities requested to be included in such Shelf Public Offering (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, the Company shall include in such Shelf Public Offering the following securities, in the priority listed below, up to the Maximum Offering Size; provided, however that the number of Registrable Securities included in the Shelf Public Offering shall not be reduced below 30% of the total of the Shelf Registrable Securities that are requested to be included in such Shelf Public Offering:

(i) first, Shelf Registrable Securities that are requested to be included in such Shelf Public Offering, on a pro rata basis on the basis of the Holders’ of Shelf Registrable Securities beneficial ownership of the Common Stock; provided that to the extent a reduction in Registrable Securities included in the Shelf Public Offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes; and

(ii) second, all securities that are registered on the applicable Shelf Registration Statement and are requested to be included in such Shelf Public Offering by the Company.

2.2.4 Expenses. The Company shall bear all Registration Expenses in connection with any Shelf Registration or Shelf Public Offering pursuant to this Section 2.2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holders of Shelf Registrable Securities that are included in such Shelf Public Offering whether or not such Shelf Registration becomes effective or such Shelf Public Offering or other transactions is completed; provided, however that the Company shall not be required to pay for any expenses of any registration proceeding if the Shelf Public Offering Request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such Shelf Public Offering.

2.2.5 Subsequent Shelf Registration. After the Registration Statement with respect to a Shelf Registration is declared effective, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as permitted by SEC Guidance, (i) as promptly as practicable after receiving a request from a Holder that is a Permitted Transferee of a former Holder of Shelf Registrable Securities, file a prospectus supplement to include such Permitted Transferee as a selling stockholder in such Registration Statement, (ii) if it is a Well-Known Seasoned Issuer and such Registration Statement is an unallocated Automatic Shelf Registration Statement to which additional selling stockholders may be added by means of a prospectus supplement under Rule 430B, as promptly as practicable after receiving such request, file a prospectus supplement to include such Holders as selling stockholders in such Registration Statement, or (iii) otherwise, as promptly as practicable after the date the Registrable Securities requested to be registered pursuant to this Section 2.2.5 that have not already been so registered represent more than 1.5% of the outstanding Registrable Securities, file a post-effective amendment to the Registration Statement or a new Shelf Registration Statement, as applicable, to include such Holders in such Shelf Registration and use its commercially reasonable efforts to have such post-effective amendment or new Shelf Registration Statement declared effective. To the extent that any Registration Statement with respect to a

11

Shelf Registration is expected to no longer be usable for the resale of Registrable Securities registered thereon (“Remaining Registrable Securities”) pursuant to SEC Guidance, the Company shall, not later than ninety (90) days prior to the date such Registration Statement is expected to no longer be usable, use its commercially reasonable efforts to prepare and file a new Registration Statement with respect to such Shelf Registration, as if the holders of such Remaining Registrable Securities had requested a Shelf Registration with respect thereto pursuant to Section 2.2.1 and perform all actions required under this Agreement with respect to such Shelf Registration.

2.2.6 Automatic Shelf Registration Statements. Upon the Company becoming a Well-Known Seasoned Issuer eligible to use an Automatic Shelf Registration Statement in accordance with SEC Guidance, (i) the Company shall give written notice to all of the Holders of Shelf Registrable Securities as promptly as practicable, but in no event later than ten (10) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) upon the request of the Holders of at least 25% of the Shelf Registrable Securities registered on such Shelf Registration Statement, the Company shall, as promptly as practicable, register such Shelf Registrable Securities under an Automatic Shelf Registration Statement, but in no event later than fifteen (15) Business Days thereafter, and to use commercially reasonable efforts to cause such Automatic Shelf Registration Statement to remain effective thereafter until the date set forth in Section 3.1(ii). At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that it will no longer be a Well-Known Seasoned Issuer as of a future determination date (the “Determination Date”), as promptly as practicable and at least 30 days prior to such Determination Date, the Company shall (A) give written notice thereof to all of the Holders and (B) if the Company is S-3 Shelf Eligible, file a Registration Statement on Form S-3 with respect to a Shelf Registration in accordance with Section 2.2.1 and use its commercially reasonable efforts to have such Registration Statement declared effective prior to the Determination Date. If the Company has filed an existing Automatic Shelf Registration Statement that is effective, and it is likely that such existing Automatic Shelf Registration Statement will no longer be effective pursuant to SEC Guidance as of a Determination Date, although the Company will remain a Well-Known Seasoned Issuer as of such Determination Date, the Company will use commercially reasonable efforts to file a new Automatic Shelf Registration Statement to replace such existing Automatic Shelf Registration Statement prior to such Determination Date and cause such Automatic Shelf Registration Statement to remain effective thereafter until the date set forth in Section 3.1(ii).

2.3 Piggyback Registration Rights.

2.3.1 At any time the Company proposes to file a Registration Statement to register Common Stock under the Securities Act (other than pursuant to Sections 2.1 or 2.2), or to conduct an Underwritten Offering from an existing Shelf Registration Statement, whether or not for its own account (other than pursuant to a Registration Statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act) or for the account of any person (other than a Holder pursuant to Sections 2.1 or 2.2), the Company shall give written notice thereof to each Holder at least thirty (30) Business Days before such filing or the commencement of such Underwritten Offering, as applicable, offering each Holder the opportunity to register on such Registration Statement or including in such Underwritten Offering, as applicable, such number of Registrable Securities as such Holder may request in writing not later than twenty (20) Business Days after receiving such notice in writing from the Company (a “Piggyback Registration”). Upon receipt by the Company of any such request, the Company shall use its commercially reasonable efforts to, or in the case of an Underwritten Offering, use its commercially reasonable efforts to cause the Underwriters to, include such Registrable Securities in such Registration Statement (or in a separate Registration Statement concurrently filed) and to cause such Registration Statement to become effective with respect to such Registrable Securities. If no request for inclusion from a Holder is received by the Company within the deadlines specified above, such Holder shall have no further right to participate in such Piggyback Registration. Notwithstanding the foregoing, if at any time after giving written notice of a registration in accordance with the first sentence of this Section 2.3.1 and before the effectiveness of the Registration Statement described in such notice, the Company determines for any reason either not to effect such registration or to delay such registration, the Company may, at its election, by delivery of written notice to

12

each Holder exercising its rights to Piggyback Registration, (i) in the case of a determination not to effect registration, relieve itself of its obligation to effect a Piggyback Registration of the Registrable Securities in connection with such registration or (ii) in the case of a determination to delay registration, delay the Piggyback Registration of such Registrable Securities of the Holders for the same period as the delay in the registration of such other Registrable Securities; provided, that in the case of any such termination, withdrawal or delay, all expenses incurred in connection with such Piggyback Registration shall be borne entirely by the Company as set forth in Section 2.9. If any Holder requests inclusion in a registration pursuant to this Section 2.3, he, she, or it may, at any time before the effective date of the Registration Statement relating to such registration, revoke such request by delivering written notice of such revocation to the Company (which notice shall be effective only upon receipt by the Company, notwithstanding the provisions of Section 2); provided, however, that if the Company, in consultation with its financial and legal advisors, determines that such revocation would materially delay the registration or otherwise require a recirculation of the prospectus contained in the Registration Statement, then such Holder shall have no right to so revoke his, her, or its request. The Company shall keep the Holder reasonably informed as to the status or expected timing of the launch of any Public Offering registered pursuant to any such Piggyback Registration. No registration of Registrable Securities effected under this Section 2.3 shall relieve the Company of its obligations to effect any Demand Registration pursuant to Section 2.1 or Shelf Registration pursuant to Section 2.2. The rights of Holders with respect to a Piggyback Registration shall be subject to Suspension Periods, as provided in Section 2.6. To the extent an Underwritten Offering is made under any such Registration Statement, all Holders exercising their right to Piggyback Registration must sell their Registrable Securities to the Underwriters selected as provided in Section 3.6 on the same terms and conditions as apply to the other securityholders selling in such Underwritten Offering.

2.3.2 If a Piggyback Registration involves an Underwritten Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.1.3 shall apply or a Shelf Public Offering, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.2.3 shall apply) and the managing Underwriter advises the Company that, in its view, the number of Registrable Securities that the Holders and the Common Stock that the Company intend to include in such Underwritten Offering exceeds the Maximum Offering Size, the Company shall include in such Underwritten Offering the following securities, in the following priority, up to the Maximum Offering Size, provided, however that the number of Registrable Securities included in the Underwritten Offering shall not be reduced below 30% of the total of the Registrable Securities that are requested to be included in such Underwritten Offering:

(i) first, all Common Stock that is requested to be included by the Company in the Underwritten Offering for its own account;

(ii) second, Registrable Securities that are requested to be included in the Underwritten Offering pursuant to this Section 2.3 by any Holder on a pro rata basis on the basis of the requesting Holders’ beneficial ownership of the Common Stock; provided that to the extent a reduction in Registrable Securities included in the Underwritten Offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes; and

(iii) third, all other securities that are requested to be included in the Underwritten Offering for the account of any other Persons with such priorities among them as the Company shall determine.

2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration.

2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

13

2.4 Underwritten Offering. Notwithstanding anything herein to the contrary, no Holder may participate in any Underwritten Offering hereunder unless such Holder accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements (as approved in accordance with the terms of this Agreement), and other documents reasonably requested under the terms of such underwriting arrangements; provided, that all Persons participating in such Underwritten Offering shall be required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements, and other documents (if applicable). The right of a Holder to register and sell Registrable Securities in an Underwritten Offering shall also be subject to any restrictions, limitations or prohibitions on the sale of Registrable Securities (subject to the limitations in Section 2.7) as may be required by the Underwriters in the interests of the offering (and, without limiting the foregoing, each Holder shall in connection therewith agree to be bound by (and if requested, execute and deliver) a lock-up agreement with the Underwriter(s) of any such Underwritten Offering as provided in Section 2.7).

2.5 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

2.6 Suspension. Notwithstanding anything to the contrary contained in this Section 2, but subject to the limitations set forth in this Section 2.6, the Company shall be entitled to suspend its obligation to (a) file or submit (but not to prepare) any Registration Statement in connection with any Demand Registration or Shelf Registration, (b) file or submit any amendment to such a Registration Statement, (c) file, submit or furnish any supplement or amendment to a prospectus included in such a Registration Statement, (d) make any other filing with the SEC, (e) cause such a Registration Statement or other filing with the SEC to become or remain effective or (f) take any similar actions or actions related thereto (including entering into agreements and actions related to the marketing of securities) (collectively, “Registration Actions”) upon (i) the issuance by the SEC of a stop order suspending the effectiveness of any such Registration Statement or the initiation of proceedings with respect to such a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) the Board of Directors’ determination, in its good faith judgment, that any such Registration Action should not be taken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan, including any material financing, securities offering, acquisition, disposition, corporate reorganization or merger or other transaction involving the Company or any of its Subsidiaries or (iii) the Company possessing material non-public information the disclosure of which the Board of Directors determines, in its good faith judgment, would reasonably be expected to not be in the best interests of the Company. Upon the occurrence of any of the conditions described in clause (i), (ii) or (iii) above in connection with undertaking a Registration Action, the Company shall give prompt notice of such suspension (and whether such action is being taken pursuant to clause (i), (ii) or (iii) above) (a “Suspension Notice”) to the Holders. Upon the termination of such condition, the Company shall give prompt notice thereof to the Holders and shall promptly proceed with all Registration Actions that were suspended pursuant to this paragraph. The Company may only suspend Registration Actions pursuant to clause (ii) or (iii) above on two occasions during

14

any period of twelve (12) consecutive months for a reasonable time specified in the Suspension Notice but not exceeding an aggregate of ninety (90) days (which period may not be extended or renewed) during such twelve (12) consecutive month period (each such occasion, a “Suspension Period”). Each Suspension Period shall be deemed to begin on the date the relevant Suspension Notice is given to the Holders and shall be deemed to end on the earlier to occur of (x) the date on which the Company gives the Holders a notice that the Suspension Period has terminated and (y) the date on which the number of days during which a Suspension Period has been in effect exceeds the 90-day limit during such twelve (12) consecutive month period. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2.6, once the Suspension Period ends the Holders requesting such registration may request a new Demand Registration or Shelf Registration (and any such request for a Demand Registration shall not be counted as an additional Demand Registration for purposes of Section 2.1.1). Notwithstanding anything to the contrary in this Section 2, the Company shall not be in breach of, or have failed to comply with, any obligation under this Section 2 where the Company acts or omits to take any action in order to comply with applicable Law, any SEC Guidance or any Order. Each Holder shall keep confidential the fact that a Suspension Period is in effect unless otherwise notified by the Company, except (a) for disclosure to the Registration Participants or Holders, as applicable, and their employees, agents and professional advisers who reasonably need to know such information for purposes of assisting such Registration Participants or Holders with respect to its investment in the Common Stock and agree to keep it confidential, (b) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who are subject to confidentiality arrangements with such Holder, (c) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries, (d) as required by applicable Law (provided, that the Holder gives prior written notice to the Company of such requirement and the contents of the proposed disclosure to the extent it is permitted to do so under applicable Law), and (e) for disclosure to any other Holder who is subject to the foregoing confidentiality requirement.

2.7 Lock-up Agreements.

2.7.1 Each Holder owning Registrable Securities representing beneficial ownership of 1% or more of the outstanding Common Stock (calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes) hereby agrees that, in connection with an Underwritten Offering, except for sales in such Underwritten Offering:

(i) it will not effect any public sale or distribution (including sales pursuant to Rule 144 and pursuant to derivative transactions) of Common Stock in connection with an Underwritten Offering that is being made pursuant to a Demand Registration Statement, a Shelf Registration Statement or a Piggyback Registration, in each case in accordance with this Section 2, during (A) the period commencing on the seventh (7th) day prior to the expected time of circulation of a preliminary prospectus with respect to such Underwritten Offering (or, if no preliminary prospectus is circulated, the commencement of any marketing efforts with respect to such Underwritten Offering) and ending on the ninetieth (90th) day following the date of the final prospectus covering such Registrable Securities in connection with such Underwritten Offering or (B) such shorter period as the Underwriters with respect to such Underwritten Offering may require; provided, that the duration of the restrictions described in this clause (i) shall be no longer than the duration of the shortest restriction generally imposed by the Underwriters on the chief executive officer and the chief financial officer of the Company (or Persons in substantially equivalent positions) in connection with such Underwritten Offering; and

(ii) it will execute a lock-up agreement in favor of the Underwriters in form and substance reasonably acceptable to the Company and the Underwriters to such effect.

15

2.7.2 In connection with an Underwritten Offering, except for sales in such Underwritten Offering, the Company (and its directors and officers) agrees that it:

(i) shall not effect any public sale or distribution of Common Stock or securities convertible into or exercisable for Common Stock (except pursuant to registrations on Form S-8 or Form S-4 or any similar or successor form under the Securities Act) during (A) the period commencing on the seventh (7th) day prior to the expected time of circulation of a preliminary prospectus with respect to such Underwritten Offering (or, if no preliminary prospectus is circulated, the commencement of any marketing efforts with respect to such Underwritten Offering) and ending on the ninetieth (90th) day following the date of the final prospectus covering such Registrable Securities in connection with such Underwritten Offering or (B) such shorter period as the Underwriters with respect to such Underwritten Offering may require; and

(ii) to the extent requested by the Underwriters participating in such Underwritten Offering, it shall agree to include provisions in the relevant underwriting or other similar agreement giving effect to the restrictions described in clause (i) above, in form and substance reasonably acceptable to such Underwriters.

2.8 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, each of (i) Cowen Investments, Silverberg and Bernstein may not exercise its or his rights under Sections 2.1 and 2.3 hereunder after five (5) and seven (7) years after the effective date of the registration statement relating to the Company’s initial public offering, respectively, and (ii) Cowen Investments, Silverberg and Bernstein may not exercise its or his rights under Section 2.1 more than one time.

3. REGISTRATION PROCEDURES. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, subject to Section 2.6, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and, in connection with any such request:

3.1 The Company shall, as soon as practicable, prepare and file with the SEC a Registration Statement on the form required by the applicable Subsection of Section 2 under which such Registration Statement is required to be filed, which form shall be available, pursuant to SEC Guidance, for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed Registration Statement to become and remain effective, to the extent permitted by SEC Guidance, for a period of (i) not less than one hundred and eighty (180) days (or, if sooner, until all Registrable Securities have been sold under such Registration Statement), which duration shall not count any Suspension Period, or (ii) in the case of a Shelf Registration, until the earlier of the date (x) on which all of the securities covered by such Shelf Registration are no longer Registrable Securities and (y) on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer S-3 Shelf Eligible.

3.2 Prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide to each Holder, the Holders’ Counsel and each Underwriter, if any, with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus proposed to be filed with the SEC, and thereafter the Company shall furnish to such Holder, the Holders’ Counsel and Underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Holder or Underwriter may reasonably request in order to

16

facilitate the disposition of the Registrable Securities owned by such Holder; provided, however, that in no event shall the Company be required to provide to any Person any materials, information or document required to be filed by the Company pursuant to the Exchange Act prior to its filing other than in connection with a Public Offering (other than as provided in this Agreement). In addition, the Company shall, as expeditiously as practicable, keep the Holders advised in writing as to the initiation and progress of any registration under Sections 2.1, 2.2 or 2.3 and provide each Holder with copies of all correspondence (including any comment letter) with the SEC or any other Governmental Authority in connection with any such Registration Statement. Each Holder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Holder, and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation so to modify any information if such modification the Company reasonably expects that so doing would cause the relevant document to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.3 After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act and other SEC Guidance applicable to the Company with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holder thereof set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Holder holding Registrable Securities covered by such Registration Statement and the Holders’ Counsel any stop order issued or threatened by the SEC or any state securities commission with respect thereto and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

3.4 The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder holding such Registrable Securities reasonably (in light of such Holder’s intended plan of distribution) requests, and continue such registration or qualification in effect in such jurisdiction for the shortest of (A) as long as permissible pursuant to the Laws of such jurisdiction, (B) as long as any such Holder requests or (C) until all such Registrable Securities are sold and (ii) cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the Registrable Securities owned by such Holder; provided, that the Company shall not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4, (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction.

3.5 The Company shall as promptly as practicable notify each Holder holding such Registrable Securities covered by such Registration Statement (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or upon the occurrence of an event as a result of which, the preparation of a supplement or amendment to such prospectus is required so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in light of the circumstances under which they were made not misleading and the Company shall promptly prepare and make available to each Holder and file with the SEC any such supplement or amendment, (ii) if the Company becomes aware of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement or related prospectus covering Registrable Securities or for additional information relating thereto, (iii) if the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

17

3.6 (i) The Holders holding a majority of the Registrable Securities to be included in a Demand Registration or intended to be sold pursuant to a Shelf Public Offering pursuant to a “take down” under a Shelf Registration shall have the right to select Underwriters in connection with any Underwritten Offering resulting from the exercise of a Demand Registration or a Shelf Registration (which Underwriters may include any Affiliate of any Holder so long as including such Affiliate would not require that the separate engagement of a qualified independent underwriter with respect to such offering), subject to the Company’s approval (which shall not be unreasonably withheld, conditioned or delayed) and (ii) the Company shall select Underwriters in connection with any other Underwritten Offering. In connection with any Underwritten Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Underwritten Offering, including, if required, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

3.7 Subject to confidentiality arrangements or agreements in form and substance reasonably satisfactory to the Board of Directors, the Company shall make available for inspection (upon reasonable notice and during normal business hours) by any Holder and any Underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 3 and any attorney, accountant or other professional retained by any such Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the officers and the employees of the Company to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a Misstatement or omission in such Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such Records is necessary to comply with SEC Guidance, Law or legal or administrative process, (iv) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public other than as a result of a violation of this Section 3.7 or any other agreement or duty of confidentiality, (v) the information in such Records is or becomes available to the public other than as a result of disclosure by any Inspector in violation the confidentiality agreements or (vi) is or was independently developed by any Inspector without the benefit of the information in such Records. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates for any other purpose, including as the basis for any market transactions in any securities of the Company, unless and until such information is made generally available to the public. Each Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall, to the extent permitted by applicable Law, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

3.8 The Company shall furnish to each Holder and to each Underwriter, if any, a signed counterpart, addressed to such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, any Holder or the managing Underwriter therefor reasonably requests.

3.9 The Company shall otherwise comply with all applicable SEC Guidance and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

3.10 The Company may require each Holder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be reasonably required in connection with such registration.

18

3.11 Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5, such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement (including any Shelf Registration) covering such Registrable Securities until such Holder’s receipt of (i) copies of the supplemented or amended prospectus from the Company or (ii) further notice from the Company that distribution can proceed without an amended or supplemented prospectus, and, in the circumstances described in clause (i) above, if so directed by the Company, such Holder shall deliver to the Company (or otherwise destroy and promptly certify in writing to such destruction) all copies, other than any file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.5 to the date when the Company shall (x) make available to such Holder a prospectus supplemented or amended to conform with the requirements of Section 3.5 or (y) deliver to such Holder the notice described in clause (ii) above.

3.12 The Company shall use its commercially reasonable efforts to maintain the Listing of all Registrable Securities of any class or series covered by such Registration Statement on the NYSE or another U.S. national securities exchange.

3.13 The Company shall have appropriate officers (i) upon reasonable request and at reasonable times prepare and make presentations at any “road shows” in connection with Underwritten Offerings and (ii) otherwise use their commercially reasonable efforts to cooperate as requested by the Underwriters in the offering, marketing or selling of the Registrable Securities.

3.14 The Company shall as soon as possible following its actual knowledge thereof, notify each Holder: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement, a related prospectus (including a Free Writing Prospectus) or for any other additional information; or (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose.

3.15 The Company shall reasonably cooperate with each Holder and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made by FINRA.

3.16 The Company shall take all other steps reasonably necessary to effect the registration of such Registrable Securities and reasonably cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities.

3.17 The Company shall, within the deadlines specified by SEC Guidance, make all required filings of all prospectuses (including any Free Writing Prospectus) with the SEC and make all required filing fee payments in respect of any Registration Statement or related prospectus used under Section 2 (and any offering covered hereby).

3.18 The Company shall, if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the Underwriters reasonably request (which information may be provided by means of a prospectus supplement if permitted by SEC Guidance).

19

3.19 Holder Obligations.

3.19.1 If Registrable Securities owned by any Holder are included in a Demand Registration Statement, a Shelf Registration Statement or a Piggyback Registration, such Holder shall furnish promptly to the Company such information regarding itself and the distribution of such Registrable Securities by such Holder as is required under SEC Guidance or as the Company may otherwise from time to time reasonably request in writing.

3.19.2 Each Holder that has requested inclusion of its Registrable Securities in any Registration Statement shall (i) furnish to the Company (as a condition precedent to such Holder’s participation in such registration) in writing such information with respect to such Holder, its ownership of Common Stock and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by SEC Guidance for use in connection with any related Registration Statement or prospectus (or amendment or supplement thereto) and any Free Writing Prospectus related thereto and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not cause such Registration Statement, prospectus or Free Writing Prospectus (A) to fail to comply with SEC Guidance or (B) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply with SEC Guidance and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of Registrable Securities.

3.19.3 Each Holder shall, as promptly as practicable, to the extent it is a Registration Participant in a Registration Statement, following its actual knowledge thereof, notify the Company of the occurrence of any event that would reasonably be expected to cause a Registration Statement or prospectus in which its Registrable Securities or any related Free Writing Prospectus are included, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.19.4 Each Holder shall use commercially reasonable efforts to cooperate with the Company in preparing the applicable Registration Statement to the extent it is a Registration Participant and any related prospectus or Free Writing Prospectus.

3.19.5 Each Holder agrees that no Holder shall be entitled to sell any Registrable Securities pursuant to a Registration Statement or to receive a prospectus relating thereto unless such Holder has complied with its obligations hereunder.

3.20 Registration Expenses. In connection with the Company performing its obligations under Section 2, the Registration Expenses of all Registrations shall be borne by the Company, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holders of Registrable Securities that are included in such Registration whether or not such Registration becomes effective or such Registration or other transaction is completed; provided, however that the Company shall not be required to pay for any expenses of any Registration proceeding if the request for such Registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such Registration. It is acknowledged by the Holders that the Holders shall bear incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, in proportion to the number of Registrable Securities sold by each such selling Holder.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder holding Registrable Securities covered by a Registration Statement, its Affiliates,

20

stockholders, employees, agents, officers, partners, members, and directors, and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (collectively the “Holder Parties”), for whom Registrable Securities are to be registered pursuant to this Article II against all losses, claims, damages, liabilities, and expenses (including reasonable expenses of investigation and reasonable attorneys’, accountants’ and experts’ fees and expenses) (“Damages”) caused by or relating to (A) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any documents incorporated by reference therein, or any Free Writing Prospectus utilized in connection therewith; (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (C) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and will reimburse each such Holder Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Damages or in related actions or proceedings, except, in each case, insofar as the same are caused by or contained in any information regarding such holder furnished in writing to the Company by such holder expressly for use therein. The Company also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities (including any Holders who is deemed to be an Underwriter within the meaning of Section 2(a)(11) of the Securities Act), their respective officers and directors and each Person who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Holders provided in this Section 4.1.

4.2 In connection with any Registration Statement in which a Holder for whom Registrable Securities are to be registered pursuant to Section 2 is participating, each such Holder shall, to the fullest extent permitted by law, indemnify (i) the Company, (ii) each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) each other Holder participating in any offering of Registrable Securities and (iv) the respective partners, Affiliates, stockholders, members, officers, directors, employees and agents of each of the Persons specified in clauses (i) through (v), from and against all Damages to the same extent as the foregoing indemnity from the Company resulting from or relating to (A) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any Free Writing Prospectus utilized in connection therewith; (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (C) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, but only to the extent, in each such case, that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit regarding such holder so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. As a condition to including Registrable Securities in any Registration Statement filed in accordance with Section 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any Underwriter to indemnify and hold it harmless to the extent customarily provided by Underwriters with respect to similar securities and offerings. No Holder shall be liable under this Section 4.2 for any Damages in excess of the net proceeds realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate.

4.3 If any proceeding (including any investigation by any Governmental Authority) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable fees and expenses; provided, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the

21

Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party (A) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (B) there would be rights or defenses that would be available to such Indemnified Party that are not available to the Indemnifying Party. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages (to the extent obligated herein) by reason of such settlement or judgment. Without the prior written consent of each affected Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

4.4 If the indemnification provided for in Sections 4.1 or 4.2 is held by a court of competent jurisdiction to be unavailable to the Indemnified Parties or is insufficient in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Parties in connection with such actions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and the Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such Indemnifying Party or the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. The amount paid or payable by a party as a result of the Damages referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1 or 4.2, any legal or other expenses reasonably incurred by a party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, no Holder shall be required to contribute any amount in excess of the net proceeds (after deducting the Underwriters’ discounts and commissions) received by such Holder in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Holder’s obligation to contribute pursuant to this Section 4 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each

22

Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company shall use its commercially reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act, and it will use its commercially reasonable efforts to take such further action as any holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding the foregoing, nothing in this Section 5.1 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries.

6.1.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.1.2 Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable letter agreements.

6.1.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.1.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.1.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until (i) the Company shall have received written notice of such assignment, (ii) the Company shall have received the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by a Joinder to this Agreement, substantially in the form of Exhibit A), (iii) giving effect to such transfer, the Registrable Securities transferred to such transferee would be Registrable Securities, and (iv) such transfer shall have been made in accordance with the requirements of applicable Law and SEC Guidance.. Any transfer or assignment made other than as provided in this Section 6.1 shall be null and void.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be

23

deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Kaleyra, Inc.

[                                 ]

[                                 ]

[                                 ]

To the Seller’s Representative:

[                                 ]

[                                 ]

[                                 ]

And to Holder, to the address set forth below such Holder’s name on the signature page.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of Holders, solely in its or their capacity as a holder(s) of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. The observance of any term of this Agreement may be waived (either generally or in a particular instance) only with the written consent of the Company and the holders of at least a

24

majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investors or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement, or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)), or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

6.13 Effectiveness. This Agreement shall become effective on the date hereof and shall thereupon amend and restate in full the Existing Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

25

Exhibit A

FORM OF JOINDER AGREEMENT TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

[                ], 2019

This JOINDER (the “Joinder Agreement”) to the Amended and Restated Registration Rights Agreement, dated as of [·], 2019, by and between Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), [INSERT NAME], as representative for certain stockholders of the Company (the “Seller’s Representative”), and the Holders listed on the signature page as parties thereto (the “Registration Rights Agreement”), is made as of [DATE], by and between the Company and [HOLDER] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, on the date hereof, Holder has acquired [·] [shares of Common Stock] [Warrants to purchase shares of Common Stock] (the “Holder Stock”) from [·] and the Registration Right Agreement and the Company require Holder, as a holder of such Common Stock, to become a party to the Registration Rights Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.

Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Registration Rights Agreement and (ii) agrees that upon execution of this Joinder Agreement, it shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto and shall be deemed a Holder for all purposes thereof.

2.

Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of any Holder Stock and the respective successors and assigns of each of them, so long as they hold any Holder Stock.

3.	Notices. For purposes of Section 6.2 of the Registration Rights Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

[Email]

4.

Governing Law. This Joinder Agreement, and any claim, controversy or dispute arising under or related to this Joinder Agreement, shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

5.

Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile, email or other electronic transmission (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

26

6.

Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7.	Headings. The headings in this Joinder Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

27